UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Unit Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNIT CORPORATION
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Meeting Date:	Wednesday, May 4, 2016

Meeting Time:	11:00 a.m., Central Time

Meeting Place:	Tulsa Room - Ninth Floor
Bank of Oklahoma Tower
101 East 2nd Street
One Williams Center
Tulsa, Oklahoma

Dear Stockholder:

On behalf of the board of directors and management, it is my pleasure to invite you to our Annual Meeting of Stockholders to be held on Wednesday, May 4, 2016 at 11:00 a.m., Central Time. The meeting will be held in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma.
By attending the meeting you will have an opportunity to hear a report on our operations and to meet our directors and officers. There will also be time for questions.
Information about the meeting, including the various matters on which you will act, may be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
We hope that you will be able to attend the annual meeting. However, whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote your shares using one of the methods available to you.
If you have any questions concerning the annual meeting or any of the proposals, please contact our investor relations department at (918) 493-7700. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company (“AST”) at:
Toll Free Number: (800) 710-0929
Foreign Stockholders: (718) 921-8283
Web Site Address: www.amstock.com
AST Customer Service Representatives are also available through AST’s “Live Help” Internet service weekdays from 9:00 a.m. to 5:00 p.m., Eastern Time.
I look forward to your participation and thank you for your continued support.
Dated this 24th day of March 2016.

Sincerely,

John G. Nikkel
Chairman of the Board

7130 S. Lewis Ave., Suite 1000, Tulsa, OK 74136 ● PO Box 702500, Tulsa, OK 74170-2500
Phone: (918) 493-7700 ● Fax: (918) 493-7711

UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________________________________________________________________________________________________

Time and Date	11:00 a.m., Central Time, Wednesday, May 4, 2016
Place	Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma
Items of Business	• elect William B. Morgan, Larry D. Pinkston, and Carla S. Mashinski to our board of directors for a three-year term expiring in 2019 (Item No. 1 on the proxy card);
• cast a non-binding advisory vote on executive compensation (“say-on-pay vote”) (Item No. 2 on the proxy card);
• ratify the selection of PricewaterhouseCoopers LLP, Tulsa, Oklahoma, as our independent registered public accounting firm for our fiscal year 2016 (Item No. 3 on the proxy card); and
• transact any other business that properly comes before the meeting or any adjournment(s) of the meeting.
Record Date	March 7, 2016
Voting Options
Most stockholders have four options for submitting their vote:
• via the Internet (please see your proxy card for instructions),
• by phone (please see your proxy card for instructions),
• by mail, using the paper proxy card, and
• in person at the meeting.

Date of this Notice	March 24, 2016

By Order of the Board of Directors,

Mark E. Schell
Senior Vice President,
Secretary and General Counsel

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, we urge you to vote.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 4, 2016

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by the board of directors for the 2016 Annual Meeting of Stockholders. Mailing of this proxy statement will commence on or about March 24, 2016.

i

ii

PROXY STATEMENT SUMMARY
This summary highlights some of the important information contained in this Proxy Statement and does not include all of the information you should consider before casting your vote. Please read all of the Proxy Statement before casting your vote.

Voting Matters and Board Recommendations
Proposal	Matter	Board Voting Recommendation	Page Reference
1.	Election of Three Class II Directors for Three-Year Term	“FOR” Each Nominee	Page 41
2.	Advisory Vote to Approve Named Executive Officer Compensation	“FOR”	Page 44
3.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the Company for 2016	“FOR”	Page 45

Our Board of Directors
						Committee Memberships*
Name	Age	Director Since	Principal Occupation	Independent	# of Other Public Company Boards	A	C	N&G
Class I Directors Whose Terms Expire in 2018:
John G. Nikkel	81	1983	Chairman, Unit Corporation	No	—
Robert J. Sullivan Jr.	70	2005	Principal, Sullivan and Company	Yes	—			M
Gary R. Christopher	66	2005	Private Investor and Consultant	Yes	—	M	M
Class II Directors - Nominees for Election at the 2016 Annual Meeting:
William B. Morgan	71	1988	Private Investor	Yes	—	M	M	C
Larry D. Pinkston	61	2004	President and CEO, Unit Corporation	No	—
Carla S. Mashinski	53	2015	Chief Financial Officer, Cameron LNG	Yes	__
Class III Directors Whose Terms Expire in 2017:
J. Michael Adcock	67	1997	Co-Trustee, Bodard Trust	Yes	—	M	C	M
Steven B. Hildebrand	61	2008	Private Investor	Yes	—	C	M
Larry C. Payne	68	2011	President and CEO, LESA and Associates, LLC	Yes	1	M		M
G. Bailey Peyton IV	60	2011	President, Peyton Holdings Corporation	No	—

*	A= Audit Committee; C = Compensation Committee; N&G = Nominating & Governance Committee; M = Member; C = Chair

Corporate Governance Highlights
•	Majority voting policy with director resignation provision	•	No director attended fewer than 75% of his or her 2015 board or committee meetings
•	Stock ownership guidelines for directors and NEOs	•	Policy prohibiting hedging or pledging of our stock
•	Compensation “clawback” policy for any cash or equity awards granted under our stock and incentive compensation plan	•	Robust Code of Conduct and Corporate Governance Guidelines
•	Majority of our directors are independent	•	All committees consist solely of independent directors
•	Executive session of non-management directors held after every regularly-scheduled board meeting	•	At least one annual non-management executive session is attended by only independent directors
•	Effective May 18, 2015, we no longer have a poison pill in place	•	Limited and modest perquisites
•	Annual Say-on-Pay Vote	•	Regular review of committee charters and corporate governance guidelines

2015 Company Performance Highlights

•	Achieved year over year production growth of 9%
•	Successful development of the company’s horizontal well program in its Wilcox play
•	Placed into service five new BOSS drilling rigs
•	Gas gathered and gas processed volumes per day increased 11% and 13%, respectively, over 2014
•	Completed the expansion of the Pittsburgh Mills pipeline in Butler County, Pennsylvania
•	Completed construction of the new fee-based Snow Shoe gathering system in Centre County, Pennsylvania

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:
The board of directors of Unit Corporation, a Delaware corporation, is providing these proxy materials to you in connection with our annual meeting of stockholders. The meeting will take place on May 4, 2016. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	this Notice of the Annual Meeting of Stockholders and Proxy Statement (“proxy statement”); and

•	our Annual Report for the year ended December 31, 2015 (“annual report”).
If you requested printed versions of these materials by mail, they also include the proxy card or vote instruction form for the annual meeting.

Q:	Who can vote?

A:	You can vote if you were a stockholder at the close of business on the record date, March 7, 2016. On that date, there were 51,657,990 shares outstanding and entitled to vote at the meeting.

Q:	What information is contained in this proxy statement?

A:
The information relates to the various proposals to be voted on at the meeting, the voting process, the compensation of our directors and certain executive officers, and certain other required information.

Q:	What is an “NEO?”

A:	An NEO is one of the “named executive officers” for whom we provide compensation information in this proxy statement. For purposes of this proxy statement, our NEOs are:

•	Larry D. Pinkston, our CEO and President;

•	Mark E. Schell, our Senior Vice President, General Counsel, and Secretary;

•	David T. Merrill, our Senior Vice President, Chief Financial Officer, and Treasurer;

•	John H. Cromling, our Executive Vice President of Unit Drilling Company; and

•	Bradford J. Guidry, our Executive Vice President of Unit Petroleum Company.

Q:	Can I access the proxy materials on the Internet?

A:	Yes. We place the proxy materials on our website at www.unitcorp.com.

Q:	How may I obtain the company’s latest 10-K?

A:	You may go to our website, www.unitcorp.com, and download and print a copy of our Form 10-K or you can have one mailed to you at no charge by submitting a request as follows:
Before May 1, 2016, to:                                                              On or after May 1, 2016, to:
Unit Corporation                                                                         Unit Corporation
Attn: Investor Relations                                                              Attn: Investor Relations
7130 South Lewis Avenue, Suite 1000                                       8200 South Unit Drive
Tulsa, Oklahoma 74136                                                              Tulsa, Oklahoma 74132
(918) 493-7700                                                                            (918) 493-7700
www.unitcorp.com                                                                      www.unitcorp.com
We will also furnish any exhibit to the Form 10-K if you ask for it.

Q:	Who can attend the meeting?

A:	All stockholders can attend.

Q:	What am I voting on?

A:	You are voting on:

•	the election of William B. Morgan, Larry D. Pinkston, and Carla S. Mashinski to the board of directors for terms expiring in 2019;

•	a non-binding advisory resolution to approve executive compensation as disclosed in this proxy statement; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Q:	How do I cast my vote?

A:
If you hold your shares as a stockholder of record, you can vote in person at the meeting or you can vote by mail, telephone, or the Internet. If you are a street-name stockholder, you will receive instructions from your bank, broker, or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for voting by mail, by telephone, or over the Internet. The proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares “For” each of Items No. 1, 2, and 3.

Q:	How does the board recommend I vote on the proposals?

A:	The board recommends you vote “FOR” each item.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the meeting to our corporate secretary stating that you are revoking your proxy; or

•	attending the meeting and voting your shares in person.

Q:	Who will count the vote?

A:	American Stock Transfer & Trust Company, our transfer agent, will count the vote. A representative of American Stock Transfer & Trust Company will also act as the inspector of election.

Q:	How many votes must be present to hold the annual meeting?

A:
In order to conduct business and have a valid vote at the meeting, a quorum must be present in person or represented by proxies. A quorum is defined as at least a majority of the shares outstanding on the record date and entitled to vote. In accordance with our amended and restated bylaws (“bylaws”) and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

Q:	What are broker “non-votes?”

A:
Broker “non-votes” occur when a broker is not permitted to vote shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of various national and regional securities exchanges. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, the broker may generally vote on routine matters but cannot vote on non-routine matters. This means that if you do not provide voting instructions to your broker for the non-routine items on our agenda, your broker will inform the inspector of election that it does not have the authority to vote your shares with respect to those matters. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (Item No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item No. 3.

The election of directors (Item No. 1) and the advisory vote on executive compensation (Item No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Items No. 1 and 2.

Q:	How many votes are required to approve the proposals?

A:
This is not a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected), so directors will be elected by the affirmative vote of a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast will include votes for or against a director and exclude abstentions. Broker “non-votes” will be treated as though they are not votes cast and will not affect the outcome of the director elections.

Approval of Items No. 2 and 3 require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions on these matters will be treated as votes against the proposals. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of these proposals.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	What shares are included on my proxy card?

A:
Your proxy card represents all shares registered to your account in the same social security number and address. However, the proxy card does not include shares held for participants in our 401(k) plan.

Instead, those participants will receive from the plan trustee separate voting instruction cards covering these shares. If voting instructions are not received from participants in the plan, the plan trustee will vote the shares in the same proportion as the votes that were cast by participants.

Q:	What does it mean if I get more than one proxy card?

A:
Your shares are probably registered in more than one account. You should vote each proxy card you receive according to the instructions on that specific card. We encourage you to consolidate all your accounts by registering them in the same name, social security number, and address.

Q:	How many votes can I cast?

A:	On each matter, including each director position, you are entitled to one vote per share.

Q:	What happens if additional matters are presented at the meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted on at the meeting. If you grant a proxy, the persons named as proxyholders, Larry D. Pinkston and Mark E. Schell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, one or more of the board’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for that candidate or candidates as may be nominated by the board on the recommendation of the nominating and governance committee.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a current report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 24, 2016. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed as follows:

Before May 1, 2016, to:                                                              On or after May 1, 2016, to:
Corporate Secretary                                                                    Corporate Secretary
Unit Corporation                                                                         Unit Corporation
7130 South Lewis Avenue, Suite 1000                                       8200 South Unit Drive
Tulsa, Oklahoma 74136                                                              Tulsa, Oklahoma 74132
Fax: (918) 496-6302                                                                    Fax: (918) 493-7711
For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws, and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

•	not earlier than the close of business on January 4, 2017; and

•	not later than the close of business on February 3, 2017.
If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the previous year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.
Nomination of director candidates. You may propose director candidates for consideration by the board’s nominating and governance committee. Any recommendations should include the nominee’s name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company’s books, and of the beneficial owner, if any, on behalf of whom the nomination or proposal is made, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder (and such beneficial owner, if any), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the January 4, 2017 through February 3, 2017 time period described above.
Copy of bylaw provisions. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website at http://www.unitcorp.com.

Q:	How is this proxy solicitation being conducted?

A:
We have not hired a proxy solicitor to assist in the distribution of proxy materials or solicitation of proxies for our 2016 annual meeting. Some of our investor relations or select management employees may solicit proxies in person, by telephone, and by mail. None of our employees will receive special compensation for these services, which the employees will perform as part of their regular duties. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	What is the company’s fiscal year?

A:
The company’s fiscal year is the calendar year period that ends on the 31st of December. Unless otherwise stated, all information presented in this proxy statement is based on the company’s fiscal year.

Q:	How can I obtain the company’s corporate governance information?

A:	Our Internet website is located at www.unitcorp.com. You may also enter www.unitcorp.com/investor/governance.html for a direct link to the following information:

•	Our Bylaws;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Auditing Complaint Procedures;

•	Policy and Procedures with respect to Related Person Transactions; and

•	Director Independence Guidelines.
Our corporate governance webpage also has a link for reporting on any accounting, internal controls, or auditing matters that pertain to us.
CORPORATE GOVERNANCE AND BOARD MATTERS

GENERAL GOVERNANCE INFORMATION
We are committed to having sound corporate governance principles. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website http://www.unitcorp.com/investor/governance.html and copies of these documents may also be obtained from our corporate secretary. These provisions apply to our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. We will post any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of either the SEC or the NYSE on our website.
Each year, our directors and executive officers are asked to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Our CEO and general counsel are charged with resolving any conflict of interests not otherwise resolved under one of our other policies.
DIRECTOR INDEPENDENCE CRITERIA
Our director independence standards are available on our website at http://www.unitcorp.com/investor/governance.html. Our board has defined an independent director as a director who the board has determined has no material relationship with the company, either directly, or as a partner, stockholder, or executive officer of an organization that has a relationship with the company. A relationship is “material” if, in the judgment of the board, the relationship would interfere with the director’s independent judgment. Based on the materiality guidelines adopted by the board, a director is not independent if:

•
the director, or the director’s immediate family member received as direct compensation any payment from the company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with the company, except that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered in determining independence;

•
the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which the company made, or from which the company received for property or services (other than those arising solely from investments in the company’s securities), payments in excess of the greater of $1 million or 2% of that company’s consolidated gross revenues in any of the last three fiscal years; or

•
the director serves as an executive officer of any tax exempt organization which received contributions from the company in any of the preceding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of that tax exempt organization’s consolidated gross revenues.

Any person who, or whose immediate family member(s), has within the last three years had any of the following relationships with the company does not qualify as an independent director.

•	Former employees. No director will be independent if he or she is currently, or was at any time within the last three years, an employee of the company.

•
Interlocking directorships. No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•
Former executive officers of company. No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of the company.

•
Former auditor. No director will be independent if (i) he or she or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm; and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on the company’s audit within that time.

Additional requirements for audit committee members. A director is not considered independent for purposes of serving on the audit committee, and may not serve on the audit committee, if the director:

•
receives directly or indirectly any consulting, advisory, or compensatory fee from the company, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service); or

•
is an affiliated person of the company or its subsidiaries, as determined in accordance with SEC regulations. In this regard, audit committee members are prohibited from owning or controlling more than 10% of any class of the company’s voting securities or such lower amount as may be established by the SEC.

Additional requirements for compensation committee members. A director is not considered independent for purposes of serving on the compensation committee, and may not serve on the compensation committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of the company;

•
has a direct or indirect material interest in any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) and involving, generally, amounts in excess of $120,000; or

•	otherwise has a relationship that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.
DIRECTOR INDEPENDENCE DETERMINATIONS
The board has determined that at the present time J. Michael Adcock, Gary R. Christopher, Steven B. Hildebrand, William B. Morgan, Carla S. Mashinski, Larry C. Payne, and Robert J. Sullivan Jr. have no material relationship with the company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company) and is independent within the meaning of both our director independence standards and those of the NYSE and the SEC, as currently in effect. There were no potential related party transactions to discuss with respect to the directors who were deemed independent, so the only discussion at the time of the independence determination pertained to transactions involving directors not deemed to be independent. The board has also determined that each of the current members of its three standing committees has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and is “independent” within the meaning of both our director independence standards and those of the NYSE and SEC, as currently in effect. For transactions considered in making the director independence determinations, the board considered ordinary course business transactions between directors and the company or its operating subsidiaries.
ROLE OF THE BOARD IN OUR RISK MANAGEMENT PROCESS
Oversight of risk management committee. Our board’s oversight of our risk management activities is delegated to our audit committee. The audit committee manages this responsibility by maintaining regular contact with our vice president of corporate planning, who oversees our company’s risk management committee. The risk management committee, staffed by employees of our executive and operations management team, conducts an annual risk analysis. The objective of the analysis is to identify and analyze factors that might pose a significant risk to the company as a whole. As necessary and feasible, remediation plans are developed for the highest priority risks. The vice president of corporate planning provides periodic progress reports directly to the audit committee, which provides input and direction that is communicated back to the risk management committee. The audit committee keeps the full board updated on the ongoing risk management activities of the company and reports any significant findings to the board. In addition, management discusses its highest priority risks and remediation plans with the full board.

Oversight of hedging activities. We hedge some of our oil, natural gas, and natural gas liquids production. The objective of our hedging program is to manage, to a degree, our exposure to changes in commodity prices. Any risk to our company from our hedging activities is overseen by our board. The board defines the scope of our permissible hedging or derivatives activities.  The audit committee (and, ultimately, the board) monitors our hedging activities on an ongoing basis.
BOARD STRUCTURE AND COMMITTEES
Our board is currently structured so that the principal executive officer (our CEO) and board chair positions are separate. Our Corporate Governance Guidelines provide that the board has no policy with respect to separation of these positions. Our board believes that the decision to combine or separate these positions should be made based on the qualities of the individuals being considered to fill them at any given time. Our board’s oversight of risk management has had no effect on our leadership structure.
Our current leadership structure is a result of specific facts and circumstances and not a specific governance policy. When Mr. Nikkel chose to step down as CEO and retain only his Chairman position in 2005, both he and Mr. Pinkston had many years of leadership experience with the company, along with the valuable knowledge that such experience provides. Separating the Chairman and CEO positions at that time was part of the succession plan for Mr. Nikkel, and the board felt that his ongoing service as Chairman would benefit the company. Accordingly, the board chose to have Mr. Nikkel continue in his role as Chairman, and elected Mr. Pinkston to succeed him as CEO. Our board still believes that the combined experience and knowledge of Messrs. Nikkel and Pinkston, strengthened further by several years of successful leadership and collaboration under the current structure, continues to benefit the company. At this time and in view of the individuals involved, it is the board’s view that maintaining the separation of the CEO and Chairman positions is the most appropriate leadership structure.
Our board does not have a “lead independent director.” However, Mr. Adcock, an independent director, presides over the executive sessions of the board.
As of the date of this proxy statement, our board has ten directors and the following three standing committees:

•	audit;

•	compensation; and

•	nominating and governance.
The board is divided into three classes. Classes I and II are each structured to consist of three directors, and Class III is currently structured to consist of four directors. Directors serve for a three-year term.
Each of the board’s three standing committees operates under a written charter adopted by the committee. Each committee’s charter is available at our website at www.unitcorp.com/investor/governance.html. In addition, copies of these charters may also be obtained from our corporate secretary.
During 2015, the board held nine meetings. Each of our directors attended more than 75% of the aggregate number of board meetings during his or her period of service and more than 75% of the aggregate number of meetings held by all committees on which he or she then served. Directors are encouraged to attend our annual meeting of stockholders. All members of our board of directors on the date of the last annual meeting attended that annual meeting. In addition to meetings, the board and the various committees may act, from time to time, by unanimous consent.
The following table identifies the current membership of each of the three standing committees, and the number of meetings each committee held during 2015. A summary of each committee’s responsibilities follows the table.

DIRECTOR	COMMITTEE MEMBERSHIP
	Audit	Compensation	Nominating and Governance
J. Michael Adcock	x	x*	x
Gary R. Christopher	x	x
Steven B. Hildebrand	x*	x
William B. Morgan	x	x	x*
Larry C. Payne	x		x
Robert J. Sullivan Jr.			x
Number of meetings	10	6	4

*	Designates the chairman of the committee.

Audit Committee. The responsibilities of our audit committee include:

•	selecting our independent registered public accounting firm;

•	approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services to be rendered by our independent registered public accounting firm;

•	reviewing and approving our annual and quarterly financial statements;

•	overseeing our relationship with our independent registered public accounting firm;

•	overseeing our internal audit functions;

•
reviewing with our independent registered public accounting firm and our internal audit department and management any significant matters regarding internal controls over financial reporting that may come to their attention during the conduct of their audit;

•	recommending to our board whether the financial statements should be included in our annual report on Form 10-K;

•	reviewing our earnings press releases, as well as our policies with respect to the publication of our earnings and other financial information; and

•	monitoring our ongoing risk assessment and management activities.
The committee has the authority to form and delegate authority to subcommittees, to delegate authority to one or more of its members,and to obtain advice and assistance and receive appropriate funding from the company for outside legal, accounting, or other advisors, as the committee deems necessary or appropriate to carry out its duties. The committee has established procedures for the receipt, retention, and treatment (on a confidential basis) of complaints received by the company, the board, or the audit committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Accounting and Auditing Complaint Procedures posted on our website. The report of the audit committee is included at page 39.
Compensation Committee. Our compensation committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies, and programs. In carrying out these responsibilities the committee:

•	annually reviews and approves any corporate goals and objectives relevant to our CEO’s compensation, and makes recommendations to the board as to our CEO’s compensation;

•	recommends to our board the compensation of our other executive officers and certain key employees;

•	reviews the severance arrangements, change-in-control agreements, and any special or supplemental benefits or plans (if any) applicable to our NEOs;

•	administers any director and employee compensation plans, policies and programs, and discharges its duties under those plans;

•	annually evaluates the risk associated with our compensation programs and practices;

•	recommends director compensation;

•	reviews and approves the “compensation discussion and analysis” for inclusion in our proxy statement; and

•
retains and approves the fees for any compensation consultants or other advisors that assist the committee in its evaluation of director, CEO, or executive officer compensation, and assesses the independence of any such advisors.

The committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members. For additional information on the operations of the committee, see “Compensation Discussion and Analysis – Administration of our executive compensation program – overview of the process.” The compensation committee report is included at page 17.
Nominating and Governance Committee. The responsibilities of this committee include:

•	advising the board as a whole on corporate governance matters;

•	advising the board on the size and composition of the board;

•	identifying those individuals qualified to become board members, consistent with any criteria approved by the board;

•	recommending a slate of nominees for election to the board and recommending membership to each board committee;

•	reviewing the continuing qualification of our directors to serve on the board and its committees;

•	reviewing any candidates recommended by our stockholders;

•	leading the board and its committees in an annual self-assessment;

•	considering and resolving questions of possible conflicts of interest of board members or the company’s senior executives; and

•	identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.

CONSIDERATION OF NOMINEES FOR DIRECTOR
Stockholder nominees. The nominating and governance committee is charged with evaluating any properly submitted stockholder nominations for candidates for membership on our board as more fully described below under “Identifying and evaluating nominees for directors; diversity policy.” In evaluating nominations, the committee seeks (but is not obligated) to achieve a balance of diversity, age, knowledge, skills, experience, and expertise on the board. Any stockholder nominations submitted for consideration by the committee should include the nominee’s name and qualifications for board membership and should be addressed to:
Before May 1, 2016, to:                                                              On or after May 1, 2016, to:
Corporate Secretary                                                                    Corporate Secretary
Unit Corporation                                                                         Unit Corporation
7130 South Lewis Avenue, Suite 1000                                       8200 South Unit Drive
Tulsa, Oklahoma 74136                                                              Tulsa, Oklahoma 74132
Our bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors under our bylaws, see “QUESTIONS AND ANSWERS - What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”
DIRECTOR QUALIFICATIONS
General director qualifications. Our Corporate Governance Guidelines contain the criteria our nominating and governance committee uses in evaluating nominees that it may recommend for a position on our board. Under these criteria, nominees should meet the board’s qualifications as independent (as applicable) and should have sufficient time to carry out their duties as well as being able to provide services beneficial to the company’s success. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the company and its stockholders.
Current director specific qualifications. Each of our current directors possesses a combination of attributes that qualifies him for service on our board. These attributes can include (but are not limited to): business experience (in general or specific to our industry), knowledge based on specialized education (such as technical industry training, legal, or accounting), and leadership abilities (civic, work-related, or both). We believe the qualifications of our directors, individually and collectively, have made our board an effective and productive one.
At its February 2016 meeting, our nominating and governance committee reviewed the individual qualifications of each of our board members and determined that all directors continue to be qualified for board service as well as service on the various committees of the board on which they now serve. Following each of our directors’ biographies beginning on page 41, we have listed the attributes believed to qualify them for service on our board and its committees.
Our board is a mix of personalities, backgrounds, and experiences. We continue to believe this mix gives proof to the adage that the sum is greater than the individual parts. Our board has historically worked very well together to ably guide the company, and we believe with the addition of Ms. Mashinski, who joined the board in August 2015, it will continue to do so.
Identifying and evaluating nominees for directors; diversity policy. The nominating and governance committee uses a variety of means to identify and evaluate individuals being considered for a position on our board. The committee assesses the appropriate size of the board (within the size limits contained in our corporate charter), and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated (or otherwise arise), the committee undertakes to identify those potential candidates that it believes will make good decisions and be able to contribute to the company in a meaningful way. Candidates may come to the attention of the committee through current board members, professional search firms, stockholders, or other persons. Candidates are evaluated at regular or special meetings of the committee and may be considered at any point during the year. As described above, it is the committee’s responsibility to consider any properly-submitted stockholder nominations for candidates for the board, verify the stockholder status of persons proposing candidates, and then submit its recommendations to the full board.
Our Corporate Governance Guidelines set forth our position with respect to diversity. Our board is committed to inclusiveness in selecting candidates for board membership. Within the context of our fiduciary duties, applicable law and regulations, and the membership of the board at the applicable time, our nominating and governance committee will take reasonable steps to include women, minority candidates, and candidates from non-traditional environments (such as government, academia, and non-profit organizations) in the pool from which board nominees are chosen. Although there is no specific implementation plan, achievement of our diversity goals is evaluated annually as part of our board self-evaluations.

EXECUTIVE SESSIONS
Executive sessions of non-management directors are held following each regularly-scheduled board meeting except our annual organizational board meeting each May, and there is at least one executive session per year attended only by independent directors of the board. The sessions are scheduled and presided over by Mr. J. Michael Adcock, who was elected by the board to chair its executive sessions. Any non-management director can request that an executive session be scheduled.
Any interested party may communicate directly with the presiding director by writing to the following:
Before May 1, 2016, to:                                                              On or after May 1, 2016, to:
Mr. J. Michael Adcock                                                                Mr. J. Michael Adcock
c/o Corporate Secretary                                                               c/o Corporate Secretary
Unit Corporation                                                                         Unit Corporation
7130 South Lewis Avenue, Suite 1000                                       8200 South Unit Drive
Tulsa, Oklahoma 74136                                                              Tulsa, Oklahoma 74132
CONTACTING OUR BOARD
Individuals may communicate with our board by submitting an e-mail to the board in care of the company’s corporate secretary at mark.schell@unitcorp.com or sending a letter to the Board of Directors, c/o Corporate Secretary, before May 1, 2016 at the following address: Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136, and on or after May 1, 2016, at this address: Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132.
The chair of the nominating and governance committee has been designated as the person to receive communications directed to non-management directors. Our stockholders may write to the chairman of this or any other board committee or to the outside directors as a group c/o Mark E. Schell, Senior Vice President and General Counsel, before May 1, 2016 at the following address: Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136, and on or after May 1, 2016, at this address: Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132.
Stockholder communications are distributed to the board, or to the appropriate individual director or directors, depending on the facts and circumstances of the communication. However, at the request of the board, certain items that are not related to the duty and responsibilities of the board are excluded, such as advertisements, junk mail, mass mailings, spam, and surveys.
BOARD AND COMMITTEE EVALUATIONS
Each year the board evaluates its performance and effectiveness. Each director completes a board evaluation form to solicit feedback on specific aspects of the board’s role, organization, and meetings. The collective ratings and comments are compiled by or for the chairman of the nominating and governance committee, and presented by him to and discussed with the full board. Additionally, each of the three standing board committees conducts an annual self evaluation of its performance through a committee evaluation form, and a report summarizing the results of those evaluations is distributed to and discussed by each committee.
DIRECTORS’ COMPENSATION AND BENEFITS

CASH COMPENSATION
Only non-employee directors receive compensation for serving as a director. The various components of the 2015 cash compensation paid to our non-employee directors are as follows:

Annual retainer (payable quarterly)	$60,000
Annual retainer for each committee a board member serves on (payable quarterly)	$3,500
Each board meeting attended	$1,500*
Each committee meeting attended	$1,500*
Additional compensation for service as chairman of the board	$25,000
Additional compensation for service as chairman of the audit committee	$15,000
Additional compensation for service as chairman for each of the compensation committee and nominating and governance committee	$6,000
Reimbursement for expenses incurred attending stockholder, board, and committee meetings	Yes
Range of total cash compensation (excluding expense reimbursement) earned by directors for 2015	$33,000** and $115,500

*	Fees are sometimes waived for telephonic meetings of the board or a committee.

**	$33,000 reflects payments to a director elected to the board in August 2015; for directors serving the entire year, lowest cash compensation paid was $70,500.

EQUITY AWARDS
Under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan (the “stock plan”), we are permitted to make annual equity awards to our non-employee directors. Under the stock plan, the maximum number of awards to any one non-employee director in any one fiscal year, are as follows: for Options and SARS: 80,000; for Restricted Stock and Restricted Stock Units: 50,000; for Performance Shares and Performance Units: 50,000; for Cash-Based Awards: $500,000; and for Stock Awards: 50,000. In May 2012, when the compensation committee last reviewed data on peer company director stock awards, the compensation committee agreed that unless and until further action was taken by the committee, for annual equity awards in 2012 and after, non-employee directors would receive an annual equity award in the number of shares of restricted common stock having a value of $110,000, based on the closing price of our stock on the NYSE on the first business day after each year’s respective annual stockholder meeting. [Note: In February 2016, the compensation committee modified this formula slightly – for 2016, at least – by providing that the annual director equity award would be granted the day after the annual meeting but would be the lesser of 10,000 shares or that number of shares valued at $110,000 based on the NYSE closing stock price on the grant date. The 10,000 maximum share cap for the awards was implemented to limit the potential shares awarded in view of the historically low pricing environment at the time that decision was made and because the committee believed that awards at the capped maximum would be a fair annual equity award for the directors in view of the current economic climate in the energy industry.] Based on the closing price of our stock on the NYSE on the day after our 2015 annual meeting, each non-employee director received 3,231 shares of restricted stock as the equity component of his 2015 director compensation. The 2015 awards vest in three equal annual installments on May 14th in each of 2016, 2017, and 2018. If a director’s service terminates before all shares have vested, the unvested shares will be forfeited unless the termination of service is due to death, disability, a change of control (see “Change-in-Control Arrangements, Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan,” on page 34 for definition), or, unless the committee specifically determines to accelerate vesting on a director’s retirement, in which case all unvested shares will accelerate and vest 100% as of the date of death, disability, change of control, or at the time the compensation committee determines in the case of retirement. Shares that are issued under the stock plan can be clawed back in the event of certain specified instances of director misconduct.
Before 2012, we made annual equity grants to our non-employee directors under the Unit Corporation 2000 Non-Employee Directors’ Stock Option Plan (the “option plan”). As of March 7, 2016, 119,000 shares are subject to outstanding options held by current non-employee directors. Under the option plan, each non-employee director automatically received an option to purchase 3,500 shares of our common stock on the first business day following each annual meeting of our stockholders. The option exercise price was the NYSE closing price of our common stock on that date. Payment of the exercise price can be made in cash or in shares of common stock that has been held by the director for at least one year. No stock option can be exercised during the first six months of its term except in the case of death. Each option has a ten-year term. No future awards will be made under the option plan.

DIRECTOR COMPENSATION TABLE
The following table shows the total compensation received in 2015 by each of our non-employee directors:

DIRECTOR COMPENSATION FOR 2015
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
J. Michael Adcock	115,500	110,000	n/a	n/a	n/a	-	225,500
Gary R. Christopher	100,000	110,000	n/a	n/a	n/a	-	210,000
Steven B. Hildebrand	115,000	110,000	n/a	n/a	n/a	-	225,000
Carla S. Mashinski	33,000	-	n/a	n/a	n/a	-	33,000
William B. Morgan	115,500	110,000	n/a	n/a	n/a	-	225,500
John G. Nikkel	95,500	110,000	n/a	n/a	n/a	-	205,500
Larry C. Payne	98,500	110,000	n/a	n/a	n/a	-	208,500
G. Bailey Peyton IV	70,500	110,000	n/a	n/a	n/a	-	180,500
Robert J. Sullivan Jr.	80,000	110,000	n/a	n/a	n/a	-	190,000
Notes to table:

(1)
Represents cash compensation for board and committee meeting attendance, retainers, and service as a board or committee chairman; Fees for Ms. Mashinski were for service from August through December 2015.

(2)
The amounts included for each director with an entry in the “Stock Awards” column are aggregate grant date fair value computed in accordance with FASB ASC Topic 718 based on a stock price of $34.04, reflecting the fair market value on the date of grant. On May 7, 2015, each director (other than Ms. Mashinski, who was not elected until August 2015) was granted a restricted stock award for 3,231 shares with a grant date fair value of $110,000. The non-employee directors have the following aggregate number of shares subject to stock and option awards outstanding at December 31, 2015:

	Stock Awards	Options
J. Michael Adcock	5,258	17,500
Gary R. Christopher	5,258	21,000
Steven B. Hildebrand	5,258	10,500
Carla S. Mashinski	-	-
William B. Morgan	5,258	21,000
John G. Nikkel	5,258	21,000
Larry C. Payne	5,258	3,500
G. Bailey Peyton IV	5,258	3,500
Robert J. Sullivan Jr.	5,258	21,000

OWNERSHIP OF OUR COMMON STOCK BY BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the number of shares of our common stock beneficially owned by each of our current directors, each NEO, and all current directors and executive officers as a group as of March 11, 2016. Except as otherwise noted, all shares are directly owned.

STOCK OWNED BY OUR DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS OF MARCH 11, 2016
Name of Beneficial Owner	Common Stock (1) (a)	Stock Appreciation Rights and Options Exercisable within 60 days (3) (b)	Unvested Common Stock (4) (c)	Total (d)
J. Michael Adcock	22,960 (2)	17,500	5,258	45,718
Gary R. Christopher	27,069	21,000	5,258	53,327
Carla S. Mashinski (5)	-	-	-	-
Steven B. Hildebrand	12,069 (2)	10,500	5,258	27,827
William B. Morgan	12,569	21,000	5,258	38,827
John G. Nikkel	107,734 (2)	21,000	5,258	133,992
Larry C. Payne	7,069	3,500	5,258	15,827
G. Bailey Peyton IV	32,619	3,500	5,258	41,377
Robert J. Sullivan Jr.	5,069	21,000	5,258	31,327
Larry D. Pinkston	176,610	71,245	214,649	462,504
Mark E. Schell	113,891	23,949	92,738	230,578
David T. Merrill	70,007	21,772	92,738	184,517
John H. Cromling	65,175	14,804	92,738	172,717
Bradford J. Guidry	88,511	-	50,526	139,037
All directors and executive officers as a group* (15 people)	762,700	250,770	650,326	1,663,796

*
Each named director and officer individually owns less than one percent of our outstanding shares of common stock and collectively the directors and officers own 3.2%. For purposes of calculating this percentage ownership, the total number of shares outstanding includes the shares previously issued and outstanding (which includes all of the “Unvested” restricted stock identified in column (c)) plus the number of shares that any named owner has the right to acquire within 60 days.

Notes to table:

(1)
Includes the following shares of common stock held under our 401(k) thrift plan: Mr. Pinkston,10,103 shares; Mr. Schell, 42,714 shares; Mr. Merrill, 11,114 shares; Mr. Cromling, 6,244 shares; Mr. Guidry, 26,149 shares; and directors and executive officers as a group, 101,845 shares. Entry for Mr. Pinkston also includes 600 shares owned by his minor child. Reflects the following shares held jointly with spouses: Mr. Schell, 71,177 shares, Mr. Cromling, 58,762 shares, Mr. Christopher, 8,609 shares, and Mr. Peyton, 32,619 shares. Excludes unvested restricted stock, which is set forth separately in column (c).

(2)
Of the shares listed as being beneficially owned, the following individuals disclaim any beneficial interest in shares held by spouses, trusts or for the benefit of family members: Mr. Adcock, 17,891 shares; Mr. Nikkel, 35,000 shares; and Mr. Hildebrand, 7,000 shares.

(3)	The stock appreciation rights (all settled in stock) and options have all vested, but have not been exercised.

(4)
Represents unvested shares of restricted stock over which the named executive officer or director has voting power but not investment power. Amounts include 131,151 shares for Mr. Pinkston, 31,340 shares for Mr. Guidry, 56,668 shares each for Messrs. Schell, Merrill, and Cromling, and 372,128 shares for our executive officers (including the NEOs) as a group that have current voting rights and vest based on performance criteria.

(5)	Ms. Mashinski joined our board August 11, 2015 and no equity awards have been granted to date during her tenure on the board.

STOCKHOLDERS OWNING MORE THAN 5% OF OUR COMMON STOCK
The following table sets forth information concerning the beneficial ownership of our common stock by stockholders who own more than five percent of our common stock.

STOCKHOLDERS WHO OWN MORE THAN 5% OF OUR COMMON STOCK
Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
FMR LLC 82 Devonshire Street Boston, MA 02109	6,403,900	12.4%
Black Rock, Inc. 40 East 52nd Street New York, NY 10022	4,888,568	9.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,608,209	7.0%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 99403	3,173,700	6.1%
Notes to table:

(1)
Beneficial ownership is based on the Schedule 13G, 13G/A, or 13D most recently filed by the stockholder or other information provided to us. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)	Based on the number of issued and outstanding shares of our common stock as of March 7, 2016.
EXECUTIVE COMPENSATION

OVERVIEW OF NEOs’ 2015 COMPENSATION
The following table provides an overview of the major components of our NEOs’ 2015 compensation:

OVERVIEW OF NEOs’ 2015 COMPENSATION
Name	Salary	Cash Bonus		Shares of Restricted Stock
		Performance Based	Discretionary	Time Vested	Performance Based
Larry D. Pinkston	$861,500	-	-	48,879	48,878
Mark E. Schell	$452,300	-	-	21,106	21,106
David T. Merrill	$452,300	-	-	21,106	21,106
John H. Cromling	$452,300	-	-	21,106	21,106
Bradford J. Guidry	$452,300	-	-	21,106	21,106
Please see the Summary Compensation Table, page 27, for complete 2015 compensation information.
PROTECTING THE INTEGRITY OF OUR COMPENSATION PRACTICES
The following compensation practices are included in our compensation program:

•
Clawback rights – Under the terms of our award agreements, we have long included the right to “clawback” our long-term or short-term incentive compensation paid to any participant, including our NEOs and directors, who commits acts of fraud or dishonesty, including those that result in a financial restatement. Our Seconded Amended and Restated Unit Corporation Stock and Incentive Compensation Plan, approved by our stockholders in 2015, added a mandatory clawback provision to that plan.

•
Performance metrics – Starting in 2011, we began awarding a portion of our short- and long-term incentive awards subject to certain performance metrics. For 2011 through 2013, our long-term incentive awards were 30% performance based, and 70% time vested. In February 2014, we increased from 30% to 40% that portion of our NEOs’ long-term incentives that are subject to performance conditions, in February 2015, we increased to 50% the portion subject to performance conditions, and our February 2016 awards are 40% time vested and 60% performance based. For annual incentive awards, from 2011 through 2014, 50% of our NEOs’ annual cash bonuses were based on performance conditions. No cash bonuses, discretionary or performance based, were awarded for 2015 performance. Looking ahead to fiscal year 2016, we have designed our NEOs’ annual short-term incentive awards program to be

100% determined by obtaining a designated minimum performance threshold, and once that level is obtained, the precise payout will be, subject to the committee’s discretion to reduce (but not increase) the payout, 50% performance-based and 50% discretionary.

•
Stock ownership and retention guidelines for directors and NEOS – In February 2014, we adopted stock ownership guidelines that apply to our directors and named executive officers. In March 2015, we amended those guidelines to increase from 25% to 50% the number of net shares that must be retained until an officer or director is in compliance with that policy. Under those guidelines, within five-years of election as an officer or a board member, the following levels of stock ownership must be achieved: our CEO must hold shares valued at five times his base salary, our Non-CEO NEOs must hold shares valued at three times their base salaries, and our directors must hold shares valued at three times their annual base fees, all as calculated on the later of the adoption of the policy or election as an officer or director, and all as more particularly described in our stock ownership policy that is an addenda to our corporate governance guidelines, available on our website at http://www.unitcorp.com/files/Corporate-Governance-Guidelines-March-2015.pdf.

•
Hedging and Pledging Policy – We have a policy prohibiting our directors and named executive officers (and any other officers filing Section 16 reports with the SEC) from hedging or pledging company common stock. Based on their answers to our most recent directors and officers questionnaires, no directors or NEOs have hedged or pledged any company stock.

•
Ongoing compensation risk assessment – Our compensation committee conducts a formal annual compensation risk assessment. The committee has determined that, as currently designed, there are adequate design features and controls in place to ensure that our compensation plans and design do not expose the company to undue risks.

•
Trend toward longer-term and at-risk compensation for executives – Our practices with respect to the mix between our NEOs’ long-term and short-term compensation, and between time-vested and performance-vested (“at risk”) compensation have shifted over the past several years. In 2015, the ratio was 22.7% salary, 0% short-term incentives, and 77.3% long-term (equity) incentives, with 50% of those long-term incentives subject to performance conditions. Prospectively, for 2016, we have increased to 60% the portion of long-term incentives that is performance based, and we have structured our NEOs’ 2016 short-term incentive not to pay out at all unless the specified threshold performance goal is met.

•
Minimum vesting requirements on equity awards – We have minimum vesting requirements for all awards (other than SARs or options) under our stock and incentive compensation plan, which provides that for other than SARs and options, awards under the plan will be subject to a minimum three-year vesting period unless performance-based, in which case the vesting period will be at least one year, subject to the right of the committee to grant up to five percent of shares available for grant under the plan free of these restrictions.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with our management the following compensation discussion and analysis. Following that review and discussion, the compensation committee recommended to our board that the compensation discussion and analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for fiscal year 2015 by reference to this proxy statement.
The members of the compensation committee are:
J. Michael Adcock – Chairman
William B. Morgan
Steven B. Hildebrand
Gary R. Christopher
COMPENSATION DISCUSSION AND ANALYSIS
To assist you in reviewing our compensation discussion and analysis, we have arranged our discussion into the following sections, each of which may have its own subsections:

•	Our general compensation objectives

•	Elements of our compensation program

•	Our compensation policies and program as they relate to risk management

•	Effect of stockholder say-on-pay vote on compensation decisions

•	Administration of our executive compensation program – overview of the process

•	Role of compensation consultant

•	Role of CEO

•	Peer group

•	Setting targets for 2015 incentive compensation

•	2015 salaries

•	2015 long-term incentive awards

•	2015 annual cash bonus awards

•	2015 compensation decisions pertaining to 2016 compensation

•	Performance-based stock awards vesting during fiscal year 2015

•	Stock ownership policy

•	Policy on hedging and pledging our securities

•	No backdating, spring-loading, or repricing of options

•	Non-employee director compensation

•	Accounting and tax considerations

•	Employment agreements
Our general compensation objectives. Our primary goals are to attract, motivate, reward, and retain competent employees. We try to meet those goals in a way that embraces our employees’ interests with our business and financial objectives, as well as the interests of our stockholders. To do that we:

•	offer a competitive compensation mix consisting of reasonable salaries, short-term and long-term incentives, as well as certain additional benefits;

•	reward performance that achieves our business objectives and enhances the performance of our common stock; and

•
link executive compensation to our stockholders’ interests both generally through the use of equity awards as components of executive and non-executive compensation, and more specifically by tying a portion of both long- and short-term incentive compensation for our executives to various performance goals.

Elements of our compensation program. As a general rule, our executive compensation program consists of salary, annual cash bonus (also referred to as “short-term incentive awards”), and certain forms of equity awards (also referred to as “long-term incentive awards”). We also make available health, disability and life insurance, certain indemnification protection,
401(k) retirement benefits, separation benefits, and certain limited perquisites. Each of these elements is viewed as a necessary component of the mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both the short- and long-term performance of the company. We believe a competitive salary is required to attract and retain qualified executives. When authorized, annual cash bonuses provide executives with potential earnings based on annual financial and operating results and reward them for short-term successes. Long-term incentive awards are used to motivate both long- and short-term results and aid in the retention of our executives. Compensating our executives for company performance in both the short term and the long term serves to align our executives’ compensation with the interests of our stockholders. Indemnification protections, retirement and separation benefits, and general perquisites are commonly included in executive compensation packages offered by our competitors, and we believe that providing them helps achieve our compensation goals.

The following chart provides further details about what we pay (or offer) our executives and why we do so:

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Base Salary	Regular cash income, paid semi-monthly.	Provides competitive and predictable regular compensation and rewards core competence and experience.	Is a fundamental or foundation component of our overall competitive pay mix; serves as a short-term feature to balance long-term incentives.
Cash Bonus (or “short-term incentive compensation”)	Performance-based cash awards under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan.	Provides an annual incentive award in the form of cash compensation based on the attainment of previously designated performance measures.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executives’ interests with those of the stockholders in the short term.
	Discretionary cash awards.	Provides annual incentive in the form of cash compensation and rewards short-term corporate and individual performance, as determined in the committee’s discretion.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executive interests with those of the stockholders in the short term.
Long-term Incentives
We generally used awards of restricted common stock as our form of long-term incentive compensation. Pay-out is generally staggered over a vesting period, although we have in the past also awarded retention shares structured to have a one-time “cliff” vesting feature. Since 2011, we have also tied a part of this award to attainment of certain performance criteria.
		Provides long-term incentive to contribute to company performance and rewards corporate performance as well as continued service with company.	Balances the short-term features of our mix and motivates our executives to enhance corporate performance, further aligning executive interest with stockholder interests.
Indemnification	We indemnify our officers and directors to the fullest extent permitted by law. This is required by our charter, bylaws, and certain contracts.
We include this as a compensation element because it is commonly provided by peer organizations and is valued by our executives. We believe it allows our executives to be free from undue concern about personal liability in connection with their service to the company and it rewards willingness to serve in positions that carry exposure to liability.
Represents a significant component of a competitive executive compensation package.
Medical, Dental, Life and Disability	Available to full-time company employees through our benefit plans. The value of these is not included in the Summary Compensation Table, since they are available on a company-wide basis.	We include this as a compensation element as it is commonly provided by our competitors and it encourages the health of our employees, and adds to employee productivity and loyalty.	Represents a significant component of a competitive executive compensation package.
Other Paid Time-off Benefits	We provide vacation and other paid holidays to full-time employees, including the NEOs.	Rewards continuity of service and is a standard benefit comparable to the vacation benefits provided by competitors.	Works together with other elements to create a competitive compensation package.
Unit Corporation Employees’ Thrift Plan [401(k) plan]
Tax-qualified retirement savings plan under which participating employees can contribute up to 99% of their pre-tax compensation, a portion of which the company can match. The company match is generally paid in shares of the company’s common stock.
		A 401(k) plan is a standard corporate benefit and our match to the participants is a competitive feature of our plan. This type of benefit rewards continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Unit Corporation Salary Deferral Plan [Non-qualified plan]
Our non-qualified plan allows designated participants to defer salary and cash bonus for tax purposes until actual distribution at termination, death, in service, or under defined hardship. We do not make matching contributions to this plan.
		This element of compensation is a standard benefit at executive levels, and is a component of our program that contributes to our competitiveness. This rewards continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Separation Benefits
We provide payments to salaried full-time employees in cases of involuntary termination, change-in-control, or on retirement after 20 years of service with the company.
For specifics, see the narrative discussion at “Potential payments on termination or change in control.”
		This component of our program contributes to our competitiveness, and helps retain our employees. This benefit rewards length and continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Perquisites	We provide a car allowance to our NEOs and pay for certain club memberships.	We believe that compensating with certain perquisites adds to the general attractiveness and competitiveness of our compensation mix, and helps attract and retain the executive talent we value.	Works in combination with our other executive pay components to create a competitive executive compensation program.

Our compensation policies and program as they relate to risk management. The compensation committee conducted an annual compensation risk assessment at its August 2015 meeting. It received information about the company’s compensation policies and programs for both executive and non-executive employees for 2015. Based on its review, the committee concluded none of the company’s compensation policies or practices encouraged unreasonable or inappropriate risk taking, nor were they reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the committee noted that the following features help tcontrol or mitigate any potential compensation risks:

•	We use a mix of fixed and variable, short-term and long-term compensation;

•
Total payouts under all incentive award scenarios are not excessive based on compensation surveys and peer compensation level analyses, and are manageable consistent with our ability to pay these amounts;

•	NEOs receive more long-term than short-term compensation;

•	NEO incentive compensation is subject to clawback under specified circumstances;

•	Effective controls are in place to enhance the integrity of recorded results on any performance measures;

•	Our NEOs have high levels of stock ownership, reflecting alignment with our stockholders and providing a continuing incentive to align risk towards increasing stockholder value;

•
Our NEOs have lengthy tenure. Two have been with the company more than 25 years and the remainder have been with the company 10 or more years. We believe this tenure evidences a continuing commitment to creating value over the long term; and

•
The NEOs’ performance-based awards have certain risk-mitigating features, including capped maximum payouts; appropriately tiered goals/performance levels; and overlapping multi-year vesting terms for restricted stock awards.

Our compensation committee addresses compensation risk when it makes decisions about executive compensation or issuances under our compensation plans.
Effect of stockholder say-on-pay vote on compensation decisions. In accordance with the vote of our stockholders at our 2011 annual meeting, we provide our stockholders an annual say-on-pay vote, and we will continue to do so until the stockholders next vote on the frequency of the say-on-pay vote. The committee reviewed the voting results from the say-on-pay vote conducted at our 2015 annual meeting of stockholders. Over 98% of the shares voting on that item approved our 2014 executive compensation as set forth in our 2015 proxy statement. Given this strong support, the committee determined that it should continue to make its executive compensation decisions using the same approach used in years past, attempting to gauge competitive practices and authorizing compensation that is within the range of what is deemed competitive and appropriate in our industry. In addition, for 2015 we had to factor in the effect of low commodities prices on our industry and our bottom line, resulting in a decision not to award any short-term incentive cash bonus award for 2015.
Administration of our executive compensation program – overview of the process. Our executive compensation program is administered by our compensation committee. Additional details about that committee are located in the corporate governance provisions of this proxy statement, under “Compensation Committee.”
Each year the chairman of the compensation committee, our CEO, our vice president of human resources, and any compensation consultant the committee has retained, meet before the December and February compensation committee meetings to analyze the current compensation package of our executive and non-executive employees. (See “Role of CEO,” and “Role of compensation consultant,” for greater detail on this process.) Historically our CEO has made recommendations with regard to salaries, any annual bonus awards, and any long-term incentive compensation awards for our non-executive employees and for all executives besides himself, although for 2015, the compensation committee set long-term incentive awards for both executives and non-executives without a formal CEO recommendation. None of our NEOs has a role in recommending their own compensation.
Each December the committee considers the CEO’s salary recommendations for non-CEO NEOs, along with any peer and market information presented to the committee, and it makes a decision as to the appropriate salary for the CEO and the other NEOs. The committee then presents its salary determination to the full board. Salaries, as may be adjusted over the year then ending, are effective starting January 1st of the new year. No action is taken regarding annual bonus awards until sometime after the start of the year following the year to which the bonuses relate. This allows time for the complete financial and performance results for the prior year to be taken into account. Once that information is available the annual bonus awards for the prior year are determined. Long-term awards are considered to be made prospectively, and are usually made in the first quarter of the year to which they relate. Consequently, salary determinations for 2015 were made in December 2014 effective January 1, 2015 and 2015 long-term incentive awards were granted in February 2015. The decision not to award 2015 cash incentive awards was made in February 2016. Equity awards, if any, are effective the date of the committee’s approval of the award.

Generally, once the committee approves the NEOs’ compensation, the only adjustments that might be made before the committee’s next annual review would be those deemed necessary or useful due to a change in circumstances (e.g., in the event of a promotion or material increase in responsibility, or in the event of a severe downturn in our industry). No adjustments were made in any of the years reflected in this proxy statement. It is possible, however, that the committee may make adjustments in the future based on changed circumstances, and those changes would be on an ad hoc basis and could affect any or all elements of compensation based on the actual circumstances involved.
In selecting our NEOs’ overall compensation package, the committee considers the financial and operating results of the company, generally taking into account:

•	the growth in each segment of the company;

•	net income, cash flow, and asset base growth;

•	long-term debt levels;

•	any acquisitions made during the year;

•	the attainment of any designated business objectives; and

•	our compensation practices compared to those of other companies.
The committee may also take into account any significant changes in or to the industry in which we operate, as well as general economic conditions. Individual NEO contributions are noted in the context of considering our overall financial and operating results as well as in the context of evaluating outcomes on the specific performance-based short- and long-term incentive awards, if any. If performance-based awards are granted, the designated performance measures are selected in advance and certified by the committee at the start of the performance period. Performance goals or measures may change from year to year. Decisions not tied to performance-based incentive awards are made at the committee’s discretion. In those cases there is no weighting of assessed factors, no formulaic modeling of how to tie company or individual achievement to awards, no fixed position on whether prior compensation should be considered in making compensation decisions, or whether or how to incorporate any other criteria-based measures into the compensation-setting process.
Role of compensation consultant. The committee used Villareal Associates (“Villareal”), a Tulsa, Oklahoma-based compensation consultant, to assist it in determining the types and amounts of the compensation paid to our executives for 2015. The committee has used the services of Villareal as its independent compensation consultant since 2009. Villareal provided peer and survey information used in determining all components of our NEOs’ reported compensation. Villareal also worked with our management and the head of our human resources department to create the metrics used in our performance-based incentive awards.
In 2015, we incurred fees from Villareal in the amount of $42,010 for executive compensation services, and $475 for other services. The committee’s selection of Villareal as its executive compensation adviser was not based on a recommendation by our management, but was based on the committee’s preferences. During its February 2016 evaluation of the compensation consultant independence questionnaire completed by Villareal, the committee reviewed all of the fees paid to Villareal in 2015. Based on Villareal’s answers to the questionnaire, the committee determined that there is no conflict of interest created by Villareal’s work for either the committee or the company.
Role of CEO. Before those meetings when it makes decisions concerning our NEOs’ compensation, committee members receive and review the recommendations (and any information on which they are based) made by our CEO, if any, regarding the salary and incentive-based compensation for the other NEOs. The CEO does not evaluate or make a recommendation regarding his salary or incentive compensation. Additionally, our CEO meets with the committee and discusses his recommendations. The executives who are subject to the CEO’s recommendations are not present at the time of these deliberations. The compensation committee has the authority to accept, reject, or adjust the CEO’s recommendations or those made by any other person. After the committee has reached its decisions regarding the NEOs’ compensation, its determinations are then submitted to the full board. The board then ratifies (and approves, if required) the committee’s determinations. The board has the authority to make any changes it feels are appropriate to the recommendations of the committee.
Peer group. From time to time we have changed the peer group we use in evaluating the executive compensation decisions being reported in this proxy statement. Those changes have been made in an ongoing effort to select the group we feel is the best match for us in terms of industry and revenues, and, to a lesser degree, market capitalization. It is the committee’s view that revenues as opposed to market capitalization represent a better criterion to be used in identifying energy companies for the peer group because revenue size tends to be more stable over time and is more commonly used to evaluate compensation than market capitalization.
In December 2014, when our NEOs’ 2015 salaries were determined, our executive compensation peers consisted of the following energy companies deemed comparable in revenue size and competing for the same executive (and non-executive) talent as the company (the “2014 peer group”):

•	Atlas Pipeline Partners, LP	•	Newfield Exploration Company
•	Cabot Oil & Gas Corporation	•	Parker Drilling Company
•	Cimarex Energy Company	•	Patterson – UTI Energy, Inc.
•	Denbury Resources, Inc.	•	Pioneer Energy Services Corporation
•	Forest Oil Corporation	•	SM Energy Company
•	Helmerich & Payne, Inc.	•	Whiting Petroleum Corporation
In February 2015, the committee modified the peer group to consist of the following companies (the “2015 peer group”):

•	Basic Energy Services, Inc.	•	Newfield Exploration Company
•	Bill Barrett Corporation	•	Parker Drilling Company
•	Cabot Oil & Gas Corporation	•	Patterson – UTI Energy, Inc.
•	Cimarex Energy Company	•	Pioneer Energy Services Corporation
•	Denbury Resources, Inc.	•	SM Energy Company
•	Helmerich & Payne, Inc.	•	Stone Energy Corporation
•	Laredo Petroleum, Inc.	•	Ultra Petroleum Corp.
		•	Whiting Petroleum Corporation
The changes from the 2014 peer group to the 2015 peer group were due to merger activity that led to the removal of Forest Oil Corporation and Atlas Pipeline, along with the committee’s decision to expand the peer group to not only replace the merged companies, but to also broaden the peer group. Basic Energy Services, Bill Barrett Corporation, Laredo Petroleum, Inc., Stone Energy Corporation, and Ultra Petroleum were added because they were viewed as being energy companies with revenues comparable to ours. Accordingly, the companies now in the peer group consist of comparably-sized energy companies (in terms of revenues as reviewed at the February 2015 meeting of the committee) competing with us for executive and non-executive talent, and are believed to be an appropriate comparison group for executive compensation purposes.
Setting targets for 2015 incentive compensation. No short-term incentive targets were established for 2015, and no short-term incentive awards were granted for 2015. The 2015 long-term incentives relied on targets last established by the committee in February 2013. In setting the LTI targets, the committee reviewed peer company and survey-reported market practice information provided by Villareal. Based on that information, the committee determined that the CEO’s long-term incentive target should be 400% of salary, and the non-CEO NEOs’ targets should be 329% of salary. The Villareal materials considered by the committee in reaching this decision included the following:

Market Survey Analysis NEO Long-Term Incentive Compensation Targets (as a % of salary)
	Mercer (1)	ECI (2)	2008-2011 Average for Peers (3)	2011 Average for Peers (4)
CEO	299%	536%	470%	556%
Non-CEO NEOs	238%	234%	316%	397%
Notes to table:

(1)	Mercer Energy Survey (2010-2012), represented as a percentage of salary;

(2)	ECI Energy Survey (2011-2012), represented as a percentage of salary;

(3)
Proxy-disclosed payments as a percentage of salary during the period 2008-2011 by the peer group of companies that consisted of Cabot Oil & Gas Corporation, Cimarex Energy Company, Continental Resources, Inc., Denbury Resources, Inc., Forest Oil Corporation, Helmerich & Payne, Inc., Newfield Exploration Company, Parker Drilling Company, Patterson-UTI Energy, Inc., Pioneer Drilling Company, SM Energy Company, and Whiting Petroleum; and

(4)	Proxy-disclosed payments as a percentage of salary during 2011 for the companies listed in footnote (3) above.
2015 salaries. Salaries for 2015 were set in December 2014 and effective January 1, 2015. In making its 2015 salary determination, the committee considered materials prepared by Villareal based on published surveys and proxy information from the company’s 2014 peer group.
The Villareal materials compared the NEOs’ salary and total cash compensation to the 50th and 75th percentiles of the survey group, as follows:

NEOs’ Salary (1) and Total Cash (2) compared to Survey Group (3)
Unit NEOs			Survey Group
	2014 Base Salary ($000s)	Total Cash ($000s)	Base Salary 50th Percentile ($000s)	Base Salary 75th Percentile ($000s)	Total Cash 50th Percentile ($000s)	Total Cash 75th Percentile ($000s)
L. Pinkston	832.4	1,516.0	801.4	916.8	1,583.6	2,033.9
M. Schell (4)	437.0	711.0	417.4	472.6	684.1	882.4
D. Merrill	437.0	711.0	435.6	496.7	748.4	1,007.8
J. Cromling	437.0	659.0	327.3	348.3	485.6	587.3
B. Guidry	437.0	777.0	423.0	508.0	724.5	975.2
Notes to table:

(1)	NEOs’ salaries are 2014 actual salaries.

(2)	Total cash for NEOs is 2014 actual salary plus 2013 bonuses.

(3)
Survey group consisted of companies in the following published surveys: 2014 Economic Research Institute (ERI) Executive Compensation Salary Assessor(the “ERI survey”) -- companies with revenue of $1.36 billion were used to provide market data for the three corporate NEOs only; there were no positions in that survey that corresponded to the positions of the NEOs who are heads of operating segments; 2014 Mercer Survey for energy companies (the “Mercer survey”) -- companies with revenues of $1 - $3 billion were used to provide market data for the three corporate NEOs, and data from all companies was used for market data for the two segment heads; and 2014 ECI Survey for energy companies - companies with revenues above $1.5 billion were used for corporate NEOs market comparisons; for the drilling executive, companies or company divisions with $350 - $800 million in revenues were used, and for the E&P segment head, market information was based on companies with revenues of between $150-$750 million. Mercer and ECI Surveys were aged by 2.0% to bring current to December 31, 2014.

(4)	Market average used for Mr. Schell increased by 15% to reflect additional responsibilities.

2014 peer group information for the top five positions reported in 2014 proxies (for fiscal year 2013) compared to the compensation of our top five NEOs as reported in our 2014 proxy reflected the following:

Total Compensation For Fiscal 2013 as Reported in 2014 Proxy Statements
	Unit NEOs ($000s)	2014 Peer Group Average ($000s)
1st Highest Paid	4,806.3	6,156.3
2nd Highest Paid	2,211.1	3,640.5
3rd Highest Paid	2,154.4	2,763.6
4th Highest Paid	2,147.2	2,526.7
5th Highest Paid	2,098.4	1,866.0

For the NEOs as a group, Villareal’s materials reflected the following:

Unit NEOs’ Total Cash Compensation (1) compared to the the Survey Group Market Average	Unit NEOs’ Total Cash Compensation (2) Compared to 2014 Peer Group Average	Unit NEOs’ Base Salary (3) Compared to 2014 Peer Group Average for 2009 - 2013	Unit NEOs’ Total Cash Compensation (3) Compared to 2014 Peer Group Average for 2009 - 2013
+2.1%	-34.6%	-0.15%	-38.3%
Notes to table:

(1)	Based on 2014 salaries and 2013 bonuses; calculations are for NEOs as a group, using surveys cited in footnote (3) above.

(2)	Based on most recent proxy information: 2013 salaries and 2013 bonuses; calculations are for NEOs as a group.

(3)	Salaries and bonuses for years stated, based on proxy and Form 10-K information.

Industry forecasts for 2015 salary increases were between 3.5% and 4%, and Mr. Pinkston recommended an overall salary increase of 3.59% (exclusive of promotions and market adjustments) for non-executive employees, and 3.5% for the non-CEO NEOs. It was noted that although Mr. Cromling was above market, that he was being recommended for a pay raise in parity with the other non-CEO NEOs in order to maintain internal pay equity among the non-CEO NEOs. The committee approved the 3.5% salary increase for the non-CEO NEOs and decided to apply the same relative increase to Mr. Pinkston’s salary. Accordingly, the NEOs’ 2015 salaries were set as follows:

•	Mr. Pinkston – $861,500

•	Mr. Schell – $452,300

•	Mr. Merrill – $452,300

•	Mr. Cromling – $452,300

•	Mr. Guidry – $452,300
2015 long-term incentive awards. 2015 long-term incentive awards were addressed at the committee’s February 2015 meeting. The committee reviewed the company’s then-available 2014 financial and operational results. The segment performance highlights included the following:

Drilling Segment	Exploration and Production Segment	Midstream Segment
Year over year increase in day rates	Record production	Record gathered, processed and liquids sold volumes
Year over year increase in margins	Record reserves	Completed pipeline construction to Buffalo Wallow field
Year over year increase in rigs utilized	Achieved production replacement metric	Began construction of Pittsburgh Mills system expansion
Additional Boss rigs deployed	Established new core play, the Southern Oklahoma Hoxbar Oil Trend	Executed contract and started construction of Snowshoe system
Additional Boss rig contracts	Extended boundaries of Wilcox/Gilly field	Entered into capital lease for certain compressor equipment
Sold four idle rigs	Established multi-well pad drilling in Granite Wash
New long-term contract on rig 201	Sold several non-core properties
In addition to the above financial and operational results, the committee reviewed the CEO Assessment Survey for 2014 performance completed by the non-CEO directors. That survey indicated that on the whole the directors felt that the CEO was performing at a skilled or highly-skilled level.
The committee also reviewed materials prepared by Villareal, including information comparing the NEOs’ total compensation to that of 2015 peer group NEOs for fiscal year 2013, the most recent year for which complete information was then available. The Villareal materials reflected the following:

•
Average total NEO compensation for the 2015 peer group for 2013 was $16.95 million, and median total peer group NEO compensation was $15.95 million. Total compensation for the company’s NEOs for 2013 amounted to $13.4 million;

•
Mr. Pinkston’s total 2013 compensation of $4.8 million was 22% lower than the $6.16 million average of the highest paid position for the 2015 peer group for 2013, and the non-CEO NEOs’ average total compensation of $2.035 million was 25% lower than the $2.69 million average total compensation paid to the 2nd through 5th most highly compensated peer group employees during 2013;

•
Average 2013 long-term incentive awards as a percentage of salary was 458.2% for the 2015 peer group NEOs compared to 363.1% for the company’s NEOs, and average bonus as a percentage of salary was 181.2% for the peer group NEOs compared to 72.3% for the company’s NEOs;

•
For 2010 - 2013, average short-term incentive compensation (discretionary and non-discretionary) was 0.45% of salary for the 2015 peer group compared to an average of 0.23% of salary for the company’s NEOs during that period, and average long-term incentive compensation was 1.12% of cash flow for the peer group compared to an average of 0.87% of cash flow for the company’s NEOs; and

•
For 2010 - 2013, total average 2015 peer group NEO compensation was $15.58 million and median peer group total compensation was $15.58 million, compared to $9.23 million in total compensation for the company’s NEOs during the same period.

The committee ultimately authorized 2015 long-term incentive restricted stock awards for the NEOs at approximately 100% of their targets (329% of salary for the non-CEOs, 400% of salary for the CEO). At the time it made that decision, the committee discussed the incentive effect of long-term awards and agreed that granting awards at 100% of target was appropriate for both the NEOs and the company’s non-NEOs, even in view of the company’s then-current stock price. It was noted that historically no premiums had ever been factored into long-term incentive award determinations when stock prices were at peak highs, so there was no precedent for factoring in a discount when determining the 2015 awards in an environment of low stock prices. A consistent approach was believed to be the best approach and the one that would best serve the company’s goals for its long-term incentive program in the long run. Additionally, the committee noted that the materials reviewed at the meeting indicated that most competitor companies surveyed had indicated that they did not intend to make any significant changes to their stock award strategies based on the current economic climate, so from a competitive perspective, making the awards at target levels was considered an appropriate strategic approach. Accordingly, the committee approved the following long-term incentives:

•	Mr. Pinkston – 97,757 shares

•	Mr. Schell – 42,212 shares

•	Mr. Merrill – 42,212 shares

•	Mr. Cromling – 42,212 shares

•	Mr. Guidry – 42,212 shares
The committee discussed the relative proportion of performance-based to time-vesting awards from the prior year and decided that it should increase the performance-based proportion from 40% of the total award to 50% of the total award. The time-vested half of the award vests in three equal annual installments starting March 9, 2016. The performance-based shares will vest in an amount that will be determined based on application of the following formula, which measures total stockholder return as compared to that of the 2015 peer group:
Total Stockholder Return (“TSR”) =
Ending stock price – Beginning stock price + Dividends
Beginning stock price
For purposes of the formula, the ending and beginning common stock price uses the average of the closing price of our common stock on the NYSE for the 15-trading-day period ending on the start and end of the designated performance period (February 17, 2015 to February 17, 2018) and the 2015 peer group stock prices are used in the same manner.
While the committee felt that the low commodities prices and uncertain economic conditions in play in February 2015 were such that no realistic goals could be set for performance-based short-term incentives, it believed that TSR continued to be a reasonable and appropriate measure for the performance-based long-term incentive awards. The committee believes that TSR is a readily understood and commonly used measure of corporate performance, and that a comparison of the company’s TSR to that of a group of our peer companies is a useful measure of our performance on a relative basis. The committee also believes that using TSR as a measure aligns our management with our stockholders.
The number of performance-based shares that ultimately vest for the NEOs will be determined by the TSR of the company relative to the TSR of the 2015 peer group at the end of the performance period, as follows:

Company’s Performance Percentile Rank (Unit TSR vs. Peer TSR)	Vesting (% that will vest)
>90	150%
90	150%
75	125%
60 (Target)	100%
50	75%
40	50%
<40	0%
Interpolation will be used to determine the percentage of the awards that will vest when performance falls between the percentile ranks set forth in the table above.
2015 annual cash bonus awards
The decision was made in February of 2015 to suspend the annual performance bonus program for fiscal year 2015 due to increased volatility in the energy sector and decreased commodities prices in existence at that time. The committee reasoned that the volatile economy and uncertain commodities market made predicting reasonable target levels virtually impossible, and that there was no way to design the awards in the then-current economic climate while having them serve the intended purpose of being an incentive to performance. As the year progressed, the drastic decline in commodities prices and the impact on the company were such that the decision was made by management that neither performance-based nor discretionary cash bonuses should be paid for 2015 performance, and the compensation committee agreed with that management decision.
2015 compensation decisions for 2016 compensation. The following is provided as supplemental information beneficial to stockholders. It provides additional context to our fiscal year 2015 compensation decisions. This information will be analyzed in greater detail in our proxy statement for our 2017 annual meeting, since the information in this section relates to 2016 compensation.
At the December 8, 2015 compensation committee meeting, management recommended and the compensation committee approved freezing 2016 salaries at 2015 levels. Additionally, our CEO indicated at that time that he intended to take a $100,000 salary cut for 2016 compared to 2015, and that decision took effect January 1, 2016. Accordingly our NEOs’ 2016 salaries are as follows:

•	Mr. Pinkston – $761,500

•	Mr. Schell – $452,300

•	Mr. Merrill – $452,300

•	Mr. Cromling – $452,300

•	Mr. Guidry – $452,300
Performance-based stock awards vesting during fiscal year 2015
During 2015, our NEOs’ 2012 performance-based stock awards vested at 84.5% of target, representing performance at the 53.8 percentile of our 2012 peer group. Accordingly, the following number of shares vested on March 9, 2015 for each of our NEOs:

•	Mr. Pinkston – 11,746 shares

•	Mr. Schell – 5,873 shares

•	Mr. Merrill – 5,873 shares

•	Mr. Cromling – 5,873 shares

•	Mr. Guidry – 5,873 shares
Stock ownership policy. All directors and NEOs are subject to our stock ownership and retention policy. As determined on the date of the policy’s original adoption (for officers and directors holding their positions at that time) or the date of election (for anyone not an officer or director at the time the policy was adopted), the policy requires that non-employee directors must hold shares valued at three times the value of their annual retainer, our CEO must hold shares valued at five times the value of his or her base salary, and all remaining NEOs must hold shares valued at three times their base salaries. All covered officers and directors have five years from implementation of the policy or becoming a covered officer or director to become compliant with the policy and must hold 50% of all net shares received as a result of the exercise, vesting, or payment of any equity awards granted to them until such time as they are in compliance with the policy. This summary of the policy is subject to the specific terms of the policy, a copy of which is set forth in our Corporate Governance Guidelines, available on our website at http://www.unitcorp.com/investor/governance.html. Currently all NEOs own more than the number of shares necessary to satisfy the ownership guidelines, as do nine of our ten directors. The remaining director joined the board in 2015 and is expected to comply with the holding requirements of the policy and to reach the required ownership levels within the time frame specified in the policy.
Policy on hedging and pledging our securities. We have a policy prohibiting directors and officers with Section 16 reporting obligations from hedging or pledging company common stock. They are also prohibited from holding shares of company common stock in accounts subject to margin. Based on answers to their most recent directors and officers questionnaires, all of our officers and directors are in compliance with our hedging and pledging policy.
No backdating, spring-loading, or repricing of options. We do not backdate options, grant options retroactively, or reprice existing options. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Option and stock awards are granted at fair market value on the date the award is approved. Our general practice is to grant awards only on an annual grant basis, although there are occasions when grants have been made on other dates, such as in connection with a newly-hired employee or special employee retention restricted stock awards that are granted from time to time.
Non-employee director compensation. The compensation committee recommends the form and amount of compensation for our non-employee directors to the board and the board makes the final determination. In making its decisions, the compensation committee considers those factors it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data from published surveys and from peer company proxy statements.

Accounting and tax considerations. Before 2006, the primary form of equity compensation that we awarded to our NEOs consisted of stock options. We selected this form of award because of the then favorable accounting and tax treatment and the expectation of employees in our industry. However, beginning in 2006, the accounting treatment of stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) (now replaced by FASB Accounting Standards Codification Topic 718), making the accounting treatment of stock options less attractive as a form of employee compensation. As a result, since 2006 we have used stock appreciation rights, restricted stock, or a mix of the two for our NEOs.
Section 162(m). The committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs (excluding our Chief Financial Officer). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our NEOs (excluding our Chief Financial Officer), unless the compensation is performance-based. The committee has examined our current executive compensation program and understands that occasionally some of the compensation paid to our NEOs (excluding our Chief Financial Officer) may not be deductible under Section 162(m) of the Internal Revenue Code. The committee believes that it is important to retain the flexibility to motivate performance through awards or programs that do not meet all of the rigid requirements of Section 162(m). However, the committee does not believe that the loss of any deductions will be likely to have a material negative financial impact on the company. The net impact on us for 2015 was approximately $469,043 – the amount of the taxes on compensation that was not deductible under Section 162(m) of the Code. The committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation programs as it feels appropriate and warranted.
Non-qualified deferred compensation. A more detailed discussion of our non-qualified deferred compensation program is provided under the heading “Non-qualified deferred compensation for 2015.”
Employment agreements. We do not have contracts with any of our NEOs governing the terms of their employment, but three of them have key employee contracts that address their rights in the limited event of a change of control of the company. Additional information regarding those contracts is contained in the discussion under the heading “Potential payments on termination or change in control.”
SUMMARY COMPENSATION TABLE FOR 2015
The following table sets forth information regarding the compensation paid, distributed, or earned by or for our NEOs for fiscal years 2013 through 2015.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston, President and CEO	2015	861,500	-	3,329,604	-	-	-	26,103	4,217,207
	2014	832,400	343,779	3,130,839	-	506,921	-	25,752	4,839,691
	2013	800,000	308,193	3,296,889	-	375,807	-	25,401	4,806,290
Mark E. Schell, Sr. V.P., Secretary and General Counsel	2015	452,300	-	1,437,740	-	-	-	27,015	1,917,055
	2014	437,000	138,711	1,356,537	-	186,289	-	26,664	2,145,201
	2013	420,000	135,891	1,427,209	-	138,109	-	26,313	2,147,522
David T. Merrill, Sr. V.P., CFO and Treasurer	2015	452,300	-	1,437,740	-	-	-	34,727	1,924,767
	2014	437,000	138,711	1,356,537	-	186,289	-	34,079	2,152,616
	2013	420,000	135,891	1,427,209	-	138,109	-	33,165	2,154,374
John H. Cromling, Executive V.P. - Drilling	2015	452,300	-	1,437,740	-	-	-	31,471	1,921,511
	2014	437,000	72,853	1,356,537	-	238,147	-	31,384	2,135,921
	2013	420,000	135,684	1,427,209	-	86,316	-	29,242	2,098,451
Bradford J. Guidry, Executive V.P. - Exploration	2015	452,300	-	1,437,740	-	-	-	24,603	1,914,643
	2014	437,000	155,172	1,356,537	-	134,828	-	24,252	2,107,789
	2013	420,000	136,721	1,427,209	-	203,279	-	23,901	2,211,110
Notes to table:

(1)	Compensation deferred at the election of an executive is included in the year earned.

(2)
Amounts in column (d) reflect the bonus amount earned in the year without regard to when those amounts were actually paid, and do not include amounts, if any, earned in prior years but paid in the stated year. All amounts listed were awarded and paid during the subsequent fiscal year, but are compensation for the year listed, and were paid at the discretion of the compensation committee.

(3)
For 2015, the amounts included in the “Stock Awards” column for the performance-based awards are the aggregate grant date fair value of these awards based on 100% payout for performance at the 60th percentile of the peer group, as computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. For a discussion of the valuation assumptions used in calculating these values for 2015, see Notes 2 and 11 to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2015. The amount shown does not represent amounts paid to the NEOs. If performance had been at its highest level, the award payout for the performance-based component of the restricted stock awards included in the “Stock Awards” column would be at 150% and would be as follows:

	2015	2014	2013
Larry D. Pinkston	$2,497,177	$1,911,040	$1,368,007
Mark E. Schell	$1,078,306	$828,033	$592,212
David T. Merrill	$1,078,306	$828,033	$592,212
John H. Cromling	$1,078,306	$828,033	$592,212
Bradford J. Guidry	$1,078,306	$828,033	$592,212

(4)	Reflects performance-based component of cash bonuses.

(5)	We do not provide for preferential or above-market earnings on deferred compensation.

(6)	The table below shows the components of this column:

Name	Year	401(k) Match for stated Plan year ($)*	Personal Car Allowance ($)	Club Membership ($)	Total “All Other Compensation” ($)
Larry D. Pinkston	2015	18,603	7,500	-	26,103
	2014	18,252	7,500	-	25,752
	2013	17,901	7,500	-	25,401
Mark E. Schell	2015	18,603	7,500	912	27,015
	2014	18,252	7,500	912	26,664
	2013	17,901	7,500	912	26,313
David T. Merrill	2015	18,603	6,000	10,124	34,727
	2014	18,252	6,000	9,827	34,079
	2013	17,901	6,000	9,264	33,165
John H. Cromling	2015	18,603	4,542**	8,326	31,471
	2014	18,252	4,995**	8,137	31,384
	2013	17,901	3,864**	7,477	29,242
Bradford J. Guidry	2015	18,603	6,000	-	24,603
	2014	18,252	6,000	-	24,252
	2013	17,901	6,000	-	23,901

*	Match is made in shares of our common stock.

**	Represents imputed income attributable to Mr. Cromling’s use of a company vehicle.

GRANT OF PLAN-BASED AWARDS FOR 2015
In 2015, the NEOs received the following plan-based awards:

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)	Target ($)	Maxi-mum ($)	Thresh- old (# shares)	Target (# shares)	Maxi- mum (# shares)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Larry D. Pinkston	2/17/15				24,439	48,878	73,317				1,664,785
	2/17/15							48,879			1,664,819
Mark E. Schell	2/17/15				10,553	21,106	31,659				718,870
	2/17/15							21,106			718,870
David T. Merrill	2/17/15				10,553	21,106	31,659				718,870
	2/17/15							21,106			718,870
John H. Cromling	2/17/15				10,553	21,106	31,659				718,870
	2/17/15							21,106			718,870
Bradford J. Guidry	2/17/15				10,553	21,106	31,659				718,870
	2/17/15							21,106			718,870
Notes to table:

(1)
As detailed in the Compensation Discussion and Analysis section of this proxy statement, the decision was made in February of 2015 to suspend the annual performance bonus program for fiscal year 2015 due to increased volatility in the energy sector and decreased commodities prices in existence at that time, so no targets were set for non-equity incentive plan awards for 2016.

(2)
Reflects threshold, target, and maximum vesting levels for performance-based restricted stock granted under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Actual vesting amounts will be determined based on performance outcomes during the three-year performance period that ends February 17, 2018. Threshold payout requires our 3-year TSR to be at the 40th percentile of the three-year TSR performance levels of the 2015 peer group. Target payout requires TSR performance at the 60th percentile of the 2015 peer group, and maximum payout requires TSR performance at the 90th percentile of the 2015 peer group. For details on how TSR is calculated for these purposes, see “2015 long-term incentive awards,” page 24.

(3)
Represents time-vested shares of restricted stock granted under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Shares will vest in three equal annual installments on March 9th of each of the years 2016 through 2018.

(4)	Grant date fair value of performance-based restricted stock if vesting occurs at 100% of target level, based on probable outcome of conditions on date of grant.
For 2015, 22.7% of our NEOs’ total compensation consisted of salaries and 77.3% consisted of restricted stock awards. Our NEOs received no bonuses (either performance-based or discretionary) for 2015. For 2014, 35% of our NEOs’ total compensation consisted of salaries and annual bonuses and 65% consisted of restricted stock awards. For 2013, 32% of our NEOs’ total compensation consisted of salaries and annual bonuses, and 68% consisted of restricted stock awards.
Of the 266,605 shares of restricted stock granted to all our NEOs in 2015, 133,302 shares are subject to performance-based conditions (calculated assuming that vesting occurs at the Target level), and the remaining 133,303 shares are only subject to the condition that the recipient must be employed with us on the vesting date in order to receive the shares. In the event of a change-in-control, any unvested shares immediately vest in the recipient. The recipient of each restricted stock award has all of the rights of a holder of shares of our common stock, including the right to vote those shares and to receive any cash dividends paid on them. The compensation committee may, however, determine that cash dividends be automatically reinvested in additional shares which become shares of restricted stock and are subject to the same restrictions and other terms of the award. To date, we have not issued dividends with respect to our common stock.
Amounts realizable from prior compensation did not affect the awards set forth above. There was no repricing involved with respect to any outstanding equity-based award or option.

OUTSTANDING EQUITY AWARDS AT END OF 2015
The following table shows outstanding equity awards at December 31, 2015 for each of the NEOs:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston	23,716			51.76	12/12/16
	47,529			44.31	12/19/17
						87,210	1,063,962	45,708	557,638
Mark E. Schell	6,522			51.76	12/12/16
	17,427			44.31	12/19/17
						37,708	460,038	19,765	241,133
David T. Merrill	5,929			51.76	12/12/16
	15,843			44.31	12/19/17
						37,708	460,038	19,765	241,133
John H. Cromling	4,348			51.76	12/12/16
	10,456			44.31	12/19/17
						37,708	460,038	19,765	241,133
Bradford J. Guidry	-					37,708	460,038	19,765	241,133
Notes to table:

(1)	Each option grant has a ten-year term. Exercise prices are determined using the closing market price of our common stock on the date of grant.

(2)
Vesting dates for unvested time-vesting restricted stock and unvested and unearned performance-based restricted stock are shown in the table below. The number of shares of performance-based restricted stock shown to vest on each of March 9, 2016, March 9, 2017, and March 9, 2018 reflects payout at threshold levels, which is for performance at the 40th percentile of the peer group.

	Unvested Restricted Stock		Unvested and Unearned Performance-based Restricted Stock
Name	# Shares	Vesting Date	# Shares	Vesting Date
Larry D. Pinkston	42,815	3/9/16	9,459	3/9/16
	28,102	3/9/17	11,810	3/9/17
	16,293	3/9/18	24,439	3/9/18
Mark E. Schell	18,522	3/9/16	4,095	3/9/16
	12,151	3/9/17	5,117	3/9/17
	7,035	3/9/18	10,553	3/9/18
David T. Merrill	18,522	3/9/16	4,095	3/9/16
	12,151	3/9/17	5,117	3/9/17
	7,035	3/9/18	10,553	3/9/18
John H. Cromling	18,522	3/9/16	4,095	3/9/16
	12,151	3/9/17	5,117	3/9/17
	7,035	3/9/18	10,553	3/9/18
Bradford J. Guidry	18,522	3/9/16	4,095	3/9/16
	12,151	3/9/17	5,117	3/9/17
	7,035	3/9/18	10,553	3/9/18

(3)	Market value is determined based on a market value of our common stock of $12.20, the closing price of our common stock on the NYSE on December 31, 2015, the last trading day of the year.
OPTION EXERCISES AND STOCK VESTED TABLE FOR 2015
The table below shows information regarding options and stock awards exercised and vested, respectively, for the NEOs in 2015.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
Larry D. Pinkston	-	-	49,080	1,363,933
Mark E. Schell	-	-	22,765	632,639
David T. Merrill	-	-	22,253	618,411
John H. Cromling	-	-	22,253	618,411
Bradford J. Guidry	-	-	23,791	661,152
Notes to table:

(1)	Value realized equals fair market value of the stock on date of vesting times the number of shares acquired.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2015
We permit the NEOs and certain other employees to elect to receive a portion of their compensation on a deferred basis under our salary deferral plan (an unsecured, non-qualified, deferred compensation plan).
Under this plan, each participant may elect to defer up to 100% of his or her salary and any cash bonuses he or she may have earned. Deferrals (including earnings) are credited with investment gains and losses until the amounts are paid out. Account balances are deemed invested in phantom investments selected by the executive from an array of investment options that are similar to the funds in our 401(k) plan (excluding our common stock fund), subject to restrictions established by the plan administrator. To date, we have not provided matching contributions under this plan.
The following table presents the investment gain or loss (expressed as a percentage of rate of return) for each of the investment options under the plan for 2015.

FUND	PERCENTAGE RETURN (%)
Columbia Dividend Opportunity Z Fund	-2.38
Oppenheimer International Growth Y Fund	3.44
LargeCap S&P 500 Index Inst. Fund	1.33
LargeCap Growth I Inst Fund	8.17
MidCap Value I Inst Fund	-7.16
MidCap S&P 400 Index Inst. Fund	-2.25
Janus Enterprise I Fund	3.49
SmallCap S&P 600 Index Inst Fund	-2.10
Prudential Jennison Small Company Z Fund	-3.55
Dodge & Cox International Stock Fund	-11.35
American Funds New Perspective R6 Fund	5.63
American Funds EuroPacific Growth R6 Fund	-0.48
Goldman Sachs Small Cap Value Inst Fund	-5.39
Vanguard Target Retirement Income Inv Fund	-0.17
Vanguard Target Retirement 2010 Inv Fund	-0.20
Vanguard Target Retirement 2015 Inv Fund	-0.46
Vanguard Target Retirement 2020 Inv Fund	-0.68
Vanguard Target Retirement 2025 Inv Fund	-0.85
Vanguard Target Retirement 2030 Inv Fund	-1.03
Vanguard Target Retirement 2035 Inv Fund	-1.26
Vanguard Target Retirement 2040 Inv Fund	-1.59
Vanguard Target Retirement 2045 Inv Fund	-1.57
Vanguard Target Retirement 2050 Inv Fund	-1.58
Vanguard Target Retirement 2055 Inv Fund	-1.72
Vanguard Value Index Admiral Fund	-0.86
Vanguard MidCap Growth Index Admiral Fund	-0.98
Vanguard SmallCap Value Index Admiral Fund	-4.65
Vanguard Intermediate-Term Bond Index Adm. Fund	1.27
BlackRock Total Return BlackRock Fund	0.41
Principal Global Investors Money Market Inst. Fund	n/a
At the participant’s election, the plan balance may be paid as a lump sum or annual installments over a period of up to 10 years, or in monthly installments for a period of up to five years. Despite the foregoing, a participant may elect to receive a lump sum distribution from the plan in the event of certain severe financial hardships. The amount of any hardship distribution may not exceed the amount necessary to satisfy the hardship.

The following table shows the NEOs’ contributions, earnings and account balances in our non-qualified plan as of December 31, 2015.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Last Fiscal Year (1) (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Larry D. Pinkston	-	-	201	-	1,199,375
Mark E. Schell	18,092	-	21,612	-	678,907
David T. Merrill	-	-	(2,653)	-	281,489
John H. Cromling	-	-	-	-	-
Bradford J. Guidry	125,845	-	(1,711)	-	714,380
Notes to table:

(1)
Only Messrs. Schell and Guidry contributed to the non-qualified deferred compensation plan in 2015. Column (b) amounts are those designated by the NEOs for deferral from 2015 compensation to their respective non-qualified deferred compensation accounts. Amounts that appear in both the Non-Qualified Deferred Compensation Table and the Summary Compensation Table for 2015 are set forth in the table below. The table below also quantifies the amounts in the “Aggregate Balance” column (column (f) above)) that represent salary or bonus reported in the Summary Compensation Tables for proxy statements in prior years.

Name	Amount included in both Non-qualified Deferred Compensation Table and Summary Compensation Table for Last Completed Fiscal Year ($)	Amount included in Non-qualified Deferred Compensation Table previously reported in prior years’ Summary Compensation Tables ($)
Larry D. Pinkston	-	706,831
Mark E. Schell	18,092	250,658
David T. Merrill	-	155,642
John H. Cromling	-	-
Bradford J. Guidry	125,845	363,602

(2)	We do not make contributions to our non-qualified deferral plan.

(3)
The aggregate balances represent 2015 executive contributions and associated earnings, as well as amounts that the NEOs earned but elected to defer, plus earnings or losses from prior years’ participation in this plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The discussion below provides a summary of the various plans and contracts under which each of the NEOs would be entitled to certain compensation in the event of termination of that executive’s employment.
We have single-trigger provisions in the plans that apply equally to all salaried full-time employees, including all of our NEOs (see Separation Benefit Plan and Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan, as described below). The key employee contracts that currently apply to three of our NEOs contain double-trigger provisions. It is our belief that any plan that we maintain that contains change-in-control provisions benefits the company by enhancing the quality and stability of our workforce, since those benefits serve as incentives to our employees to remain with the company. The single-trigger provision in the broader-based plans are intended to avoid the potential ambiguity or confusion that might result on the part of the participants in those plans should a change in control occur. Given the involvement and position of the three individuals under the key employee contracts, it is believed that they are in a better position to monitor and evaluate the implementation of the second trigger mechanism during the period after a change in control.
The amounts that would actually be paid out can only be determined at the time of the executive’s separation from service, and may well be different than the figures set forth below. This discussion is qualified entirely by the terms of the applicable plan documents.
SEPARATION BENEFIT PLAN
On December 20, 1996, effective as of January 1, 1997, our board adopted the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries. This plan is generally applicable to all of our full-time salaried employees and to the salaried employees of our subsidiaries, who have been with their employer for at least one year. Subject to the terms of the plan, any eligible employee whose employment is terminated is entitled to receive a separation benefit in an amount calculated by dividing the eligible employee’s highest annual base salary in effect during the five-year period before the employee’s separation by 52 to determine a weekly separation benefit amount. The number of weekly separation benefit payments then payable to an eligible employee is calculated based on the employee’s years of service in accordance with a schedule set forth in the plan. Employees who voluntarily leave their employment are not entitled to receive a separation benefit unless they have completed at least 20 years of service. Any eligible employee who has completed 20 years of service or more is vested in his or her separation benefit, subject to fulfilling the other requirements of the plan. Separation benefit payments are limited to a maximum of 104 weekly payments. The plan also provides that, unless otherwise provided by our board before a change in control of the company, as defined in the plan, all eligible employees shall be vested in their separation benefit as of the date of the change in control based on their years of service. As a condition to receiving the separation benefits, employees must sign a separation agreement waiving certain claims the employee may have against the company or its subsidiaries.
This table identifies the amounts that would be due to each of our NEOs, assuming that these amounts were determined as of December 31, 2015.

Estimated Benefit Amounts as of December 31, 2015
Name	Amount Due Under Plan($) *
Larry D. Pinkston	1,723,000
Mark E. Schell	904,600
David T. Merrill	417,508
John H. Cromling	626,261
Bradford J. Guidry	904,600

*	Assumes for purposes of this disclosure only that the amount shown has either vested under the terms of the plan or that a change in control of the company (as defined in the plan) has occurred.
CHANGE-IN-CONTROL ARRANGEMENTS
Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Unless the successor company assumes or replaces them (and there is no termination of employment within twelve months of a change of control), the restricted shares of stock and the stock appreciation rights awards granted under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan vest immediately in the event of a change in control of the company. Under that plan as currently in effect, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 20% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof ceasing to constitute a majority of the board (provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board);

(3)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or the acquisition of assets of another entity, unless following the business combination:

•
all or substantially all of the beneficial owners of the company’s then outstanding common stock prior to the business combination own more than 70% of the outstanding common stock of the company resulting from the business combination;

•	no person, entity or group owns 25% or more of the outstanding voting securities of the company resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
Key Employee Contracts. We have entered into key employee change-in-control contracts with Messrs. Pinkston, Schell, and Merrill. These contracts have an initial three-year term that is automatically extended for one year on each anniversary, unless a notice not to extend is given by us. If a change in control of the company (as defined below) occurs during the term of the contract, then the contract becomes operative for a fixed three-year period. The contracts generally provide that the executive’s terms and conditions of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change in control. If the executive’s employment is terminated by the company (other than for cause, death or disability), the executive terminates for good reason during the three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the change in control, and on certain terminations before a change in control or in connection with or in anticipation of a change in control, the executive is generally entitled to receive from the company in a lump sum the following payment and benefits:

•	earned but unpaid compensation;

•	up to three times the executive’s base salary plus annual bonus (based on historic annual bonus); and

•	the company matching contributions that would have been made had the executive continued to participate in the company’s 401(k) plan for up to an additional three years.
In addition, the contract provides for a continuation of various medical, dental, disability and life insurance plans for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the contract. The contract provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code. As a condition to receipt of these severance benefits, the executive must remain in the employ of the company and render services commensurate with his position. The executive must also agree to retain in confidence any and all confidential information known to him concerning the company and its business so long as the information is not otherwise publicly disclosed. As of the date of this proxy statement, no amounts have been paid under these contracts.
For purposes of these contracts, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 15% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof cease to constitute a majority of the board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board;

(3)
Approval by our stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or the acquisition of assets of another entity, unless following the business combination:

•
all or substantially all of the beneficial owners of our outstanding common stock before the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

•	no person, entity or group owns 15% or more of the outstanding voting securities of the corporation resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL TABLE
The following table sets forth quantitative information with respect to potential payments to be made to each of the NEOs or their beneficiaries on termination under various circumstances, assuming termination on December 31, 2015. The potential payments are based on the various plans maintained by us as well as the negotiated contractual terms of certain agreements we have made with some of the NEOs. For a more detailed description of each of these plans and agreements, see the discussion of each plan and agreement above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive. Actual amounts would only be known at the time they would become due under the plan(s) or agreement. The amounts presented in the table below are in addition to each of the NEO’s deferred compensation noted in the “Non-qualified Deferred Compensation Table” on page 33.

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
Larry D. Pinkston
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	2,584,500	-
Bonus under contract formula (1)	-	-	-	-	-	2,552,100	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	55,809	-
Health Insurance (2)	-	-	-	-	-	26,509	-
Disability Insurance (2)	-	-	-	-	-	1,935	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	2,179,215	-	2,179,215	-	-	2,179,215	2,179,215
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	1,723,000	1,723,000	-	-	1,723,000	1,723,000	1,723,000
	3,902,215	1,723,000	2,179,215	-	1,723,000	9,153,068	3,902,215
Mark E. Schell
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,356,900	-
Bonus under contract formula (1)	-	-	-	-	-	975,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	55,809	-
Health Insurance (2)	-	-	-	-	-	42,402	-
Disability Insurance (2)	-	-	-	-	-	1,935	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	942,291	-	942,291	-	-	942,291	942,291
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	904,600	904,600	-	-	904,600	904,600	904,600
	1,846,891	904,600	942,291	-	904,600	4,308,937	1,846,891

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
David T. Merrill
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,356,900	-
Bonus under contract formula (1)	-	-	-	-	-	975,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	55,809	-
Health Insurance (2)	-	-	-	-	-	29,544	-
Disability Insurance (2)	-	-	-	-	-	1,935	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	942,291	-	942,291	-	-	942,291	942,291
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	417,508	-	-	-	417,508	417,508	417,508
	1,359,799	-	942,291	-	417,508	3,808,987	1,359,799
John H. Cromling
Stock Awards (3)	942,291	-	942,291	-	-	942,291	942,291
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	626,261	626,261	-	-	626,261	626,261	626,261
	1,568,552	626,261	942,291	-	626,261	1,568,552	1,568,552
Bradford J. Guidry
Stock Awards (3)	942,291	-	942,291	-	-	942,291	942,291
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	904,600	904,600	-	-	904,600	904,600	904,600
	1,846,891	904,600	942,291	-	904,600	1,846,891	1,846,891
Notes to table:

(1)
It is assumed for purposes of these calculations that all year-to-date accrued salary, bonus and vacation pay is current as of December 31, 2015. This calculation represents the product of 3 and the sum of:

(i)	the executive officer’s annual base salary, as defined, and

(ii)	the highest annual bonus (as determined under the agreement).

(2)
The amount for health and disability coverage was determined by assuming that the rate of cost increases for coverage equals the discount rate applicable to reduce the amount to present value as of December 31, 2015.

(3)
The value of restricted stock assumes a fair market value for our common stock of $12.20, the closing price of our common stock on the NYSE on December 31, 2015. All performance-based restricted stock has been assumed to vest at target. Target means performance at the 60th percentile of the peer group, which pays at 100% of the face value of the performance-based component of the award.

RELATED PERSON TRANSACTIONS

OUR RELATED PERSON TRANSACTION POLICY
Our board has adopted a policy and procedures for the review, approval or ratification of related person transactions (as defined below) which is set forth in our Policy and Procedures with Respect to Related Person Transactions (the “Policy”).
For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) transactions in which the amount involved does not exceed $120,000, (2) transactions available to employees generally, or (3) transactions involving compensation approved by the company’s compensation committee.
For purposes of the Policy, a “related person” means (1) any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company, (2) any person who is known to be the beneficial owner of more than 5% of our voting securities, (3) any immediate family member of any of the above persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater ownership or economic interest.
Our audit committee is responsible for reviewing and approving (or prohibiting) any transaction that is determined by our general counsel to constitute a related person transaction. The audit committee will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to (1) the benefits to the company, (2) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The audit committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the audit committee determines in good faith.
CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS, NOMINEES FOR DIRECTOR AND THEIR ASSOCIATES
Chairman John Nikkel is a 25.8% owner of Rampart Holdings, Inc., which owns 100% of Toklan Oil and Gas Company, an oil and gas exploration and production company located in Tulsa, Oklahoma. Mr. Nikkels’ son Robert Nikkel is Toklan’s President and he owns approximately 20% of the company. In 2015, in the ordinary course of business, our drilling subsidiary Unit Drilling Company (“UDC”) performed drilling services for Toklan under standard daywork drilling contract terms and comparable rates generally available to all similarly situated customers in the same general drilling area. Toklan owns a 42% interest in the well for which 2015 services were performed, and total drilling costs for 2015, after all adjustments, came to $448,519. Also in 2015, Toklan paid $475,000 for the North Custer Gathering System, an inactive (since 2009) gathering system owned by our midstream subsidiary Superior Pipeline Company, L.L.C. (“SPC”). SPC determined that the capital required to re-activate that system would not provide adequate returns based on future cash flow potential. If not sold to Toklan, the system otherwise would have been included in a multi-system asset sales package in which little value would have been assigned to it. Toklan operates the North Custer Gathering System under its affiliate, West Thomas Field Services, LLC (West Thomas), a company in which Mr. John Nikkel holds an approximate 25.0% ownership interest and in which Mr. Robert Nikkel has an ownership interest of approximately 20.0%. West Thomas also purchased a gathering system from a third party that Unit Petroleum Company (“UPC”) had previously contracted with to sell gas. Once West Thomas purchased that system, it became the only viable purchaser for UPC’s gas in the affected area, and UPC and West Thomas entered into a gas purchase agreement in November of 2015. West Thomas made improvements to the gathering system, resulting in increased production, and the price that UPC is estimated to net back from West Thomas is approximately $0.28/mcf higher than the price it was receiving from the previous owner. Sales under the West Thomas contract were projected to be approximately $722,700 in total over a three-year period, with first year sales projected at $229,950. In 2015, actual proceeds received from West Thomas (for October and November sales) amounted to $97,400, and we have received $96,580 to date (as of March 1, 2016) in 2016. Also during 2015, royalties amounting to approximately $12,400 were paid by UPC to Toklan. Additionally, in March 2016, Mr. Nikkel purchased in the open market $400,000 in aggregate principal amount of our outstanding 6 5/8% senior subordinated notes (due 2021). The notes pay interest semi-annually in cash in arrears on May 15 and November 15 of each year, so no interest has been paid as of the date of this proxy statement. All transactions have been ratified and approved by the audit committee.
Director Bailey Peyton IV serves as Manager and 99.5% owner of Peyton Royalties, LP, a family-controlled limited partnership that owns royalty rights in oil and gas wells in several states. The company, through its UPC subsidiary, and in the ordinary course of business, paid royalties, revenues, or lease bonuses during 2015, primarily due to its status as successor in interest to prior transactions and as operator of the wells involved and, in some cases, as lessee, with respect to certain wells in which Mr. Peyton, members of his family, and Peyton Royalties, LP, have an interest. Total royalty, revenues, and lease bonus payments to those entities during 2015 were approximately $760,734, $11,369 of which was paid to Mr. Peyton personally, and the remainder of which was paid to Mr. Peyton’s family-controlled business. The transactions have been ratified and approved by the audit committee.
REPORT OF THE AUDIT COMMITTEE

The SEC rules require that we include in our proxy statement a report from the board’s audit committee. The following report concerns that committee’s activities regarding oversight of our financial reporting and auditing process.
The audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our annual report on Form 10-K for 2015 with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee under generally-accepted auditing standards, including matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). The committee has discussed with the independent registered public accounting firm the auditors’ independence from management, including the implications of the SEC regulations regarding the provisions of non-audit services by the independent registered public accounting firm and determined that the provisions of the non-audit services were not inconsistent with the independent registered public accounting firm’s status as an independent registered public accounting firm. In addition, the committee received the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526.
The committee also reviewed the report of management contained in our annual report on Form 10-K for the year 2015 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in our annual report on Form 10-K). This report related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.
Based on review and discussions with management and the independent registered public accounting firm, the committee recommended to the board that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The committee also discussed the interim financial information contained in each quarterly earnings announcement and Form 10-Q with our chief financial officer and independent registered public accounting firm before public release.
The board and the audit committee believe that the audit committee’s current member composition satisfies the rule of the NYSE that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by applicable NYSE rule. Each member of the committee is financially literate, knowledgeable, and qualified to review financial statements. For additional information on the qualifications and business experience of our audit committee members, see the entries for the individual committee members in the biographical information section that begins on page 41. The board has determined that Steven B. Hildebrand, Gary R. Christopher and Larry C. Payne qualify as “audit committee financial experts” under the rules of the SEC. During the year 2015, the committee met 10 times. See “Audit Committee” on page 10 as well as our audit committee charter posted on our website at http://www.unitcorp.com/files/Audit-Committee-Charter-6-17-14.pdf for additional information about the role of our audit committee.

Members of the Audit Committee:
Steven B. Hildebrand – Chairman
William B. Morgan
Gary R. Christopher
J. Michael Adcock
Larry C. Payne

PRINCIPAL ACCOUNTANT FEES AND SERVICES

On or before the date of its April 2016 committee meeting, the audit committee expects to have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP
The following table shows the fees for professional audit services provided by PricewaterhouseCoopers LLP for the integrated audit of the company’s annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services during those years.

	2015 ($)	2014 ($)
Audit Fees (1)	771,000	727,000
Audit-Related Fees (2)	89,500	364,000
Tax Fees (3)	11,390	96,110
All Other Fees	-	-
Total	871,890	1,187,110
Notes to table:

(1)
Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with the issuance of consents and assistance with review of documents filed with the SEC.

(2)
Audit-related fees consisted primarily of services provided in connection with audits of an employee benefit plan and oil and gas partnerships. For 2015, $35,000 in fees were incurred for pre-implementation review of our Enterprise Resource Planning system. For 2014, $250,000 in fees were incurred for the stand-alone audit of one of the company’s subsidiaries.

(3)
For fiscal 2015 and 2014, respectively, tax fees principally included tax compliance fees of $9,300 and $12,200. For 2015, $2,090 in fees were incurred for tax advice, and $83,910 in tax advice fees were incurred in 2014.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR
Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Before incurring the following, management will submit a list of services and related fees expected to be rendered by our independent registered accounting firm during that year within each of the following four categories of services to the audit committee for approval:

(1)
Audit services include audit work performed on the financial statements, internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and reporting standards.

(2)
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)
Tax services include all services, except those services specifically related to the audit of the financial statements performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

(4)	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.

The audit committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances (subject to certain de minimus exceptions), the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.
The audit committee may (and has at various times in the past) delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors (none of whom was or had been an officer or employee of the company or any of its subsidiaries) served on the compensation committee during the full course of fiscal year 2015: J. Michael Adcock, William B. Morgan, Steven B. Hildebrand, and Gary R. Christopher. There were no related party transactions between members of the compensation committee or their affiliated companies and the company or its subsidiaries during 2015. There were no committee interlocks with other companies within the meaning of the SEC’s rules during 2015.
ITEMS TO BE VOTED ON

ITEM 1:	ELECTION OF DIRECTORS
Item 1 is the election of three directors to the board. Our Amended and Restated Certificate of Incorporation provides that the number of directors on our board may not be less than three nor more than ten. Our board currently is composed of ten members. It is divided into three classes each serving for a three-year term. Classes I and II consist of three directors and Class III consists of four directors. At each annual meeting, the term of one class expires. The term of service for those named directors serving in Class II expires at this meeting. Nominee Carla S. Mashinski was elected by the board in August 2015, and stands for election by our stockholders for the first time. Ms. Mashinski was recommended as a director candidate by a third-party search firm retained by the Nominating & Governance Committee to assist that committee in identifying qualified director candidates. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. Each director named on the ballot for election has agreed to serve if elected, and to be named in this proxy statement.
If any director resigns, dies or is otherwise unable to serve out his or her term, or the board increases the number of directors, the board may fill the vacancy or elect the new director.
The board of directors unanimously recommends that you vote FOR each of:
William B. Morgan,
Larry D. Pinkston, and
Carla S. Mashinski.

Nominees for Director
Terms expiring at 2016 annual meeting (Class II)	William B. Morgan Age 71 Director since 1988
Mr. Morgan is engaged in personal investments and has been since he retired in June 2007 from his position as Executive Vice President and General Counsel of St. John Health System, Inc., Tulsa, Oklahoma, where he was also President of its principal for-profit subsidiary Utica Services, Inc., positions he had held since 1995. Prior to joining St. John, Mr. Morgan was engaged in the private practice of law at the Tulsa, Oklahoma firm of Doerner, Saunders, Daniel & Anderson, and he served as an adjunct law professor at the University of Tulsa, where he taught Securities law. In 1968 and 1969, Mr. Morgan served as a United States Army Officer in Vietnam. He has an undergraduate degree from Muhlenberg College, Allentown, Pennsylvania and a juris doctorate from the University of Tulsa College of Law.

Attributes, experience, and qualifications for board service: background as a licensed attorney with over 40 years’ of business and legal experience; expertise in complex corporate finance, business, and securities and regulatory law; executive leadership experience; analytical skills; and extensive history and familiarity with the company and the industry in which it operates.

Larry D. Pinkston Age 61 Director since 2004
Mr. Pinkston has been employed by the company since 1981. He has served as the company’s President since August 2003, as its Chief Operating Officer since February 2004, and as its Chief Executive Officer since April 2005. Before being appointed President in 2003, Mr. Pinkston served the company in numerous other positions, including as Corporate Budget Director, Assistant Controller, and Controller. He served as Treasurer from 1986 to 2003, and from May 1989 to August 2003, he also served as Vice President and Chief Financial Officer. Mr. Pinkston holds an accounting degree from East Central University of Oklahoma.

Attributes, experience, and qualifications for board service: extensive familiarity with the company and the industry; operational experience; accounting and financial expertise; and management and leadership skills.

Carla S. Mashinski Age 53 Director since 2015
Ms. Mashinski joined the board of directors in August 2015. From July 2015 to present, she has served as Chief Financial Officer for Cameron LNG, a natural gas liquification terminal near the Gulf of Mexico. From 2014 to July 2015, she served as Chief Financial Officer and Vice President of Finance and Information Management for the North America Operation of SASOL, an international integrated energy company. From 2008 to 2014, Ms. Mashinski was employed by SBM Offshore, Inc., a provider of leased floating production systems for the offshore energy industry, serving as Vice President of Finance and Administration, U.S. Chief Financial Officer from 2008 to February 2014, and as Commercial and Contracts Manager from February to August 2014.  She served as Vice President and Chief Accounting Officer and Controller of Gulfmark Offshore from 2004 to 2008. Prior to that, Ms. Mashinski held various finance and accounting positions for Duke Energy (1999-2004) and Shell Oil Company (1985-1998) or affiliated companies. Ms. Mashinski is a certified public accountant, certified management accountant, and a certified project management professional with a B.S. degree in accounting from the University of Tennessee, Knoxville and an Executive M.B.A. from the University of Texas, Dallas.

Attributes, experience, and qualifications for board service: executive level experience with corporate financial and information management activities, including budgeting and forecasting, treasury, financial reporting, Sarbanes Oxley compliance, and tax management; industry experience in strategic planning, mergers and acquisitions, joint ventures, and financial leadership; international industry experience; accounting and financial expertise as a certified public accountant, certified management accountant, and project management professional.

Continuing Directors
Terms Expiring at 2017 annual meeting (Class III)	J. Michael Adcock Age 67 Director since 1997
Mr. Adcock has been a licensed attorney since 1974, and has served since 1997 as co-trustee of the Don Bodard Trust, a private business trust dealing in real estate, oil and natural gas investments, and other equity investments. Mr. Adcock also is, and for more than five years has been, Chairman of the Board of the privately-owned Arvest Bank, Shawnee, Oklahoma, and he serves as Chairman of the Board, compensation committee chair, and audit committee member for the nonprofit Avedis Foundation (successor to Community Health Partners, Inc.). Mr. Adcock has been a co-owner of Central Disposal, LLC, a solid waste management company with operations in central Oklahoma, since 2009, and was elected as Chairman of the Board in 2014. Between 1997 and September 1998, Mr. Adcock served as Chairman of the Board of Ameribank and President and CEO of American National Bank and Trust Company of Shawnee, Oklahoma, and Chairman of AmeriTrust Corporation, Tulsa, Oklahoma. Before 1997, Mr. Adcock was engaged in the private practice of law and served as General Counsel for Ameribank Corporation.  Mr. Adcock holds a BS degree in business administration from Oklahoma State University, and a juris doctorate from the University of Oklahoma College of Law.

Attributes, experience and qualifications for board and committee service: many years of experience in banking, investment, and energy operations; expertise in tax, banking, and SEC/regulatory compliance law; executive leadership experience as CEO of two companies, one of which was a publicly-traded international energy company with exploration and production, pipeline, trading, and co-generation subsidiaries; and extensive history and familiarity with the company and the industry in which it operates.

Steven B. Hildebrand Age 61 Director since 2008
Since March 2008, Mr. Hildebrand has been engaged in personal investments. He retired in 2008 from Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), a car rental business, where he had served as Executive Vice President and Chief Financial Officer since 1997. Prior to that, Mr. Hildebrand served as Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc., a subsidiary of Dollar Thrifty. Mr. Hildebrand joined Thrifty Rent-A-Car System, Inc. in 1987 as Vice President and Treasurer and became Chief Financial Officer in 1989. Mr. Hildebrand was with Franklin Supply Company, an oilfield supply business, from 1980 to 1987 where he held several positions including Controller and Vice President of Finance. From 1976 to 1980, Mr. Hildebrand was with the accounting firm Coopers & Lybrand, most recently as Audit Supervisor. Mr. Hildebrand earned a BSBA degree in accounting from Oklahoma State University, and he is a certified public accountant.

Attributes, experience and qualifications for board and committee service: experience and expertise in accounting and finance, including many years of experience as a CPA; qualifications as an audit committee financial expert; executive leadership experience at a public company, including experience with strategic planning, SEC reporting, Sarbanes Oxley compliance, investor relations, enterprise risk management, executive compensation, corporate compliance, internal audit, bank facilities, private placement debt transactions and working with ratings agencies.

Larry C. Payne Age 68 Director since 2011
Mr. Payne is President and Chief Executive Officer of LESA and Associates, LLC, a private investment and consulting firm, a position he has held since he started that firm in June of 2011. From December 1, 2012 to September 8, 2013, Mr. Payne also served as Interim President of Magnum NGLs, LLC, a private company engaged in natural gas liquids storage in Delta, Utah. From April 2010 to April 2011, Mr. Payne served as President and Chief Operating Officer of Lansing NGL Services Natural Gas Liquids Division, a division of Lansing Trade Group, LLC, a commodities trading company located in Overland Park, Kansas. From August 2009 to April 2010, Mr. Payne provided energy consulting services to private clients interested in the midstream energy business. From 2003 until August 2009, Mr. Payne served as President and Chief Operating Officer of SemStream, L.P., a midstream energy company engaged in natural gas liquids supply and marketing. Before joining SemStream, Mr. Payne served as Vice President of Commodity Management for Williams Midstream Marketing and Risk Management, LLC., and before that he served as Vice President of Natural Gas Liquids Supply, Trading and Risk Management for Texaco NGL. During his earlier years of service, Mr. Payne held numerous other positions in the energy industry including executive positions with Enterprise Products, Aux Sable Liquid Products, and Ferrellgas. Mr. Payne received a B.S. in Business Administration from Grambling State University, and an MBA from Texas Southern University with a concentration in Finance and Economics. Mr. Payne currently serves on the board of directors and audit committee of Buckeye Partners GP, LLC, general partner of the NYSE-listed limited partnership Buckeye Partners, LP, as well as serving on the boards of three nonprofit organizations.

Attributes, experience and qualifications for board and committee service: executive and strategic experience in the midstream energy business, extensive background in commodity risk management; expertise in oil and natural gas component marketing; and extensive operational experience including management of assets such as product terminals, pipelines, fractionators, storage facilities, and transportation equipment.

G. Bailey Peyton IV Age 60 Director since 2011
Since 1985, Mr. Peyton has been President of Peyton Holdings Corporation (formerly Peyton Oil and Gas), a Canadian, Texas company he formed in 1985 for purposes of buying land, minerals, and royalties. Since 2009, Mr. Peyton has owned and served as President and managing member of Perryton Feeders, LLC, a cattle feeding business in Perryton, Texas. Also since 2009, Mr. Peyton has owned and served as President of Cuatro Cattle Company, a cattle ranching operation in Canadian, Texas. Since 2007, Mr. Peyton has served as President and co-owner of Upland Resources, LLC, a Canadian, Texas oil and gas exploration company that began actively drilling in the Texas Panhandle in 2012. From 1984 to 2007, Mr. Peyton served as President of Upland Resources, Inc., an oil and natural gas exploration company he founded and later sold. Mr. Peyton currently serves on the board of directors of Happy State Bank in Amarillo, Texas, and The Citadelle Art Foundation in Canadian, Texas. Mr. Peyton is a past President of the Panhandle Association of Landmen, Amarillo, Texas. Mr. Peyton holds a BS degree in ranch management from Texas Christian University.

Attributes, experience and qualifications for board service: extensive operations experience in exploration and production as well as mineral leasing and oil an gas property management; executive experience; and entrepreneurial expertise.

Terms expiring at 2018 annual meeting (Class I)	John G. Nikkel Age 81 Director since 1983
Mr. Nikkel joined the company as its President, Chief Operating Officer, and a director in 1983. He was elected its CEO in July 2001 and Chairman of the Board in August 2003. Mr. Nikkel retired as an employee and as the CEO of the company on April 1, 2005, but retained his position as Chairman of the Board, a position he currently holds. From 1976 until January 1982 when he co-founded Nike Exploration Company, Mr. Nikkel was an officer and director of Cotton Petroleum Corporation, serving as the President of Cotton from 1979 until his departure. Before joining Cotton, Mr. Nikkel was employed by Amoco Production Company for 18 years, last serving as Division Geologist for Amoco’s Denver Division. Mr. Nikkel presently serves as President and a director of Nike Exploration Company, a family-owned oil and natural gas investment company, of which Toklan Oil and Gas Company is an affiliate. Mr. Nikkel received a Bachelor of Science degree in Geology and Mathematics from Texas Christian University.

Attributes, experience, and qualifications for board service: energy industry experience that dates back to 1958; extensive knowledge of the day-in and day-out operations of the company; lengthy executive experience overseeing all aspects of company operation, both energy-related as well as in areas of general business and financial operations.

Robert J. Sullivan Jr. Age 70 Director since 2005
Mr. Sullivan is, and since 1975 has been, a Principal with Sullivan and Company LLC, a family-owned independent oil and natural gas exploration and production company founded in 1958, and he has served as a manager of that company since approximately 1995. He is also the Founder (1989) of Lumen Energy Corporation, serving as its Chairman and CEO from inception to the time of its sale in 2004. Mr. Sullivan was appointed to Oklahoma Governor Frank Keating’s Cabinet as Secretary of Energy in March 2002. He received a BBA from the University of Notre Dame, and a MBA from the University of Michigan.

Attributes, experience and qualifications for board and committee service: extensive energy industry expertise; entrepreneurial expertise in founding and operating a 3D seismic company and a midstream natural gas transportation company.

Gary R. Christopher Age 66 Director since 2005
Mr. Christopher is engaged in personal investments and consulting and has been for more than five years. From August 1999 to January 2004, he served as President and CEO of PetroCorp Incorporated (a public oil and natural gas exploration company), and from March 1996 to August 1999 he served as the Acquisition Coordinator of Kaiser-Francis Oil Company. His other past professional experience includes serving as Vice President of Acquisitions for Indian Wells Oil Company, Senior Vice President and Manager of the Energy Lending Division of First National Bank of Tulsa and from 1991 to 1996 Senior Vice President and Manager of Energy Lending for Bank of Oklahoma. Previous to that, Mr. Christopher worked for Amerada Hess Corporation as a Reservoir Engineer and for Texaco, Inc. as a Production Engineer. Mr. Christopher is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. He received a B.S. degree in Petroleum Engineering from the University of Missouri at Rolla. Mr. Christopher is a past Director of the Petroleum Club of Tulsa, Middle Bay Oil Company, Three Tech Energy, and PetroCorp Incorporated. He currently serves as an advisory director of Commerce Bank, Tulsa, part of Commerce Bancshares (Nasdaq: CBSH).

Attributes, experience and qualifications for board and committee service: lengthy tenure in the energy industry; diversity of expertise based on experience as a drilling engineer, production engineer, reservoir engineer, acquisitions adviser (ability to identify and analyze potential business acquisitions for the company), energy lending professional (knowledge of energy lending practices); and executive leadership experience as chief executive of a publicly-traded oil and natural gas company.

The following table identifies our executive officers who are not directors as well as certain executive officers of our subsidiaries.

Name and Age as of the 2016 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships
Mark E. Schell – Age 59	Senior Vice President, General Counsel and Secretary
David T. Merrill – Age 55	Senior Vice President, Treasurer and Chief Financial Officer
John H. Cromling – Age 68	Executive Vice President of Unit Drilling Company
Bradford J. Guidry – Age 60	Executive Vice President of Unit Petroleum Company
Robert H. Parks Jr. – Age 61	President and Manager of Superior Pipeline Company, L.L.C.

ITEM 2:	ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We have chosen to provide our stockholders the opportunity to vote on our executive compensation once a year, in accordance with the frequency vote of our stockholders.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The choices we make with respect to our NEOs’ compensation seek to balance our goal of paying fair, reasonable, and competitive compensation with our goal of attracting and retaining talented and motivated professionals in our industry. We believe the compensation package we have described in this proxy statement achieves that balance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board, or the compensation committee of the board. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this proposal. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and disclosure.”
The board of directors unanimously recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement.

ITEM 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At its meeting scheduled for April 2016 our audit committee expects to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2016 fiscal year. We are asking you to ratify and approve that action. A representative of PricewaterhouseCoopers LLP, will attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions.
Although the law does not require this ratification, the audit committee believes that you should be given the opportunity to express your views on this matter. However, even if you ratify the selection, the audit committee may still appoint a new independent registered public accounting firm at any time if it believes that change would be in the best interest of the company and its stockholders. Failure to ratify this selection is not binding on the audit committee. However, if our stockholders do not ratify this selection, the audit committee will reconsider the appointment.
The board of directors unanimously recommends that you vote FOR approval, which vote will act to ratify the selection of PricewaterhouseCoopers LLP.
OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of the forms furnished to us, we believe that during 2015 all Section 16(a) filing requirements applicable to our reporting persons were complied with and all reports were timely filed, except that each of our NEOs and Messrs. Don Hayes and Bob Parks filed an amendment to a Form 4 to correct the number of shares otherwise timely reported as paid for taxes on the March 9, 2015 vesting of stock, which for purposes of SEC rules constituted one late report each.

MATTERS WHICH MAY COME BEFORE THE MEETING
The board does not intend to bring any other matters before the meeting, nor do we know of any matters that other persons intend to bring before the meeting. However, should other matters not mentioned in this proxy statement properly come before the meeting, the persons named in the accompanying proxy card will vote on them in accordance with their best judgment.
CONTACTING US
The following options are available if you would like to contact us:

•	if you would like to receive information about the company:
Our home page on the Internet, located at http://www.unitcorp.com gives you access to certain information regarding the company. This site contains our press releases, financial information and stock quotes, as well as our SEC filings. An online version of this proxy statement is also located on the site.

•	if you would like to contact us directly, please call our Investor Relations Department at (918) 493-7700, or send your correspondence to the following address:
Before May 1, 2016:                                              On or after May 1, 2016:
Unit Corporation                                                    Unit Corporation
Investor Relations                                                  Investor Relations
7130 South Lewis Avenue, Suite 1000                  8200 South Unit Drive
Tulsa, Oklahoma 74136                                         Tulsa, Oklahoma 74136
AVAILABILITY OF OUR FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT
Copies of our Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, may be obtained without charge by writing to: Mark E. Schell, Secretary, Unit Corporation, before May 1, 2016 at 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136, and on or after May 1, 2016 at 8200 South Unit Drive, Tulsa, Oklahoma 74132. You also may view a copy of the Form 10-K electronically by accessing our website at www.unitcorp.com/investor/filings.htm.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2016.
You may access our 2015 annual report and this proxy statement and our form of proxy for our May 4, 2016 annual meeting of stockholders at our website at www.unitcorp.com/investor/filings.htm, which does not have “cookies” that identify visitors to the site.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

0

UNIT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIT CORPORATION

The undersigned hereby appoints Larry D. Pinkston and Mark E. Schell proxies for the undersigned, each of them with full power of substitution, to vote all shares of the company which the undersigned may be entitled to vote at the 2016 Annual Meeting of Stockholders, or at any adjournments of the meeting, on the matters set out on this proxy card and on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 4, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033303030000000000 3 050416

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
William B. Morgan	☐	☐	☐
Larry D. Pinkston	☐	☐	☐
Carla S. Mashinski	☐	☐	☐
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐
3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for fiscal year 2016.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 4, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033303030000000000 3 050416

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
William B. Morgan	☐	☐	☐
Larry D. Pinkston	☐	☐	☐
Carla S. Mashinski	☐	☐	☐
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐
3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for fiscal year 2016.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.